Exhibit 2.1

STOCK PURCHASE AGREEMENT

by and among

Ames National Corporation,

Iowa State Savings Bank,

Iowa Community Bancorp, Inc. and

Karl W. and Janet R. Knock

Dated as of July 29, 2019

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of the 29th day of July, 2019, by and between Ames National Corporation, an Iowa corporation (“ANC”); Iowa State Savings Bank, an Iowa state chartered bank whose main office is located in Creston, Iowa (“Bank”); Iowa Community Bancorp, Inc., an Iowa corporation (“ICB”); and Karl W. and Janet R. Knock, the majority shareholders of ICB (the “Knocks”).

W I T N E S S E T H:

WHEREAS, Bank is an Iowa state chartered bank with a total of five thousand (5,000) shares of common stock, par value $100 per share, validly issued and outstanding (the “Bank Stock”);

WHEREAS, ICB is the sole stockholder of Bank and owns of record all of the Bank Stock;

WHEREAS, ANC intends to purchase from ICB, and ICB intends to sell to ANC, the Bank Stock upon the terms and subject to the conditions set forth herein; and

WHEREAS, Knocks are the majority shareholders of ICB and are parties to this Agreement for certain purposes under Article VIII hereof.

NOW, THEREFORE, in consideration of the premises, representations, warranties and agreements contained herein, ANC, Bank and ICB hereby agree as follows:

ARTICLE I
PURCHASE AND SALE OF Bank STOCK

Section 1.1     Purchase and Sale. On the terms and subject to the conditions set forth in this Agreement, at the Closing (as defined in Section 1.5), ICB shall sell, convey, transfer and deliver to ANC, free and clear of all Encumbrances, and ANC shall purchase, acquire and accept from ICB, all of ICB's right, title and interest in and to the Bank Stock.

Section 1.2     Purchase Price. The purchase price payable by ANC to ICB for the Bank Stock shall be an amount determined in accordance with the calculation set forth in Schedule 1.2, which amount shall initially be based on the financial condition of Bank as of the end of the month immediately preceding the Closing Date as determined in accordance with Section 1.3 (such amount, the “Closing Date Payment”) and which amount shall be subject to adjustment based on the financial condition of Bank as of the Closing Date as determined in accordance with Section 1.6 (such amount, as adjusted, the “Purchase Price”). ANC and ICB agree that the financial statements of Bank used to calculate the Closing Date Payment and the Purchase Price shall be prepared in accordance with GAAP consistently applied in accordance with Bank’s past accounting methods, policies and practices. ICB and ANC further agree to allocate the Purchase Price for tax purposes in accordance with the Allocation Schedule (as defined in Section 5.5).

Section 1.3     Determination of Closing Date Payment. Not less than three (3) Business Days before the Closing Date, ICB shall prepare and deliver to ANC a statement setting forth the calculation of the Closing Date Payment as determined in accordance with Schedule 1.2 using numbers from the financial statements of Bank prepared as of the end of the month immediately preceding the Closing Date. Such statement shall be accompanied by the financial statements of Bank used in calculating the Closing Date Payment and a certificate of the principal financial officer of ICB and/or Bank that the financial statements were prepared in accordance with GAAP consistently applied in accordance with Bank’s past accounting methods, policies and practices.

Section 1.4     Payment of Closing Date Payment. The Closing Date Payment shall be paid by ANC on the Closing Date as follows:

(a)     an amount equal to the Indemnity Escrow Fund (as defined in Section 8.7(b) shall be deposited by wire transfer of immediately available funds into the escrow account established pursuant to the Indemnity Escrow Agreement (as defined in Section 8.7(b));

(b)     an amount equal to the Indenture Satisfaction Amount (as defined and determined in accordance with Section 6.15) shall be deposited by wire transfer of immediately available funds with the Indenture Trustee, in trust, for use in redeeming the ICB Debenture and ultimately the Trust Securities following the Closing as contemplated by Section 6.15; and

(c)     the balance of the Closing Date Payment shall be paid by ANC to ICB by wire transfer of immediately available funds to an account designated in writing by ICB to ANC at least two (2) Business Days prior to the Closing Date.

Section 1.5     Closing; Closing Deliveries.

(a)     The closing of the transactions contemplated by this Agreement (the “Closing”) and all actions specified in this Agreement to occur at the Closing shall take place at the offices of Nyemaster Goode, P.C., 700 Walnut, Suite 1600, Des Moines, Iowa at 10:00 a.m., local time, no later than the first Friday that is a Business Day following the second Business Day on which the last of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall have been fulfilled or waived (if permissible) in accordance with this Agreement or at such other time and place as ANC and ICB shall agree (the date and time on which the Closing actually occurs is referred to herein as the “Closing Date”); provided, however, that the Closing Date shall not occur prior to October 11, 2019.

(b)     Subject to fulfillment or waiver of the conditions set forth in Article VII, at the Closing ANC shall deliver to ICB all of the following:

(i)     a certificate of existence of ANC issued as of a recent date by the Iowa Secretary of State;

(ii)     a certificate of the Secretary of ANC, dated the Closing Date, in form and substance reasonably satisfactory to ICB, as to (A) the Articles of Incorporation of ANC (the "ANC Articles"), (B) the Bylaws of ANC (the "ANC Bylaws"), (C) the resolutions of the Board of Directors of ANC (the "ANC Board") authorizing the execution and performance of this Agreement and the transactions contemplated herein, and (D) the incumbency and signatures of the officers of ANC executing this Agreement and any other agreement, certificate or instrument executed by ANC hereunder;

(iii)     evidence of all Requisite Regulatory Approvals obtained by ANC with respect to the consummation of the transactions contemplated by this Agreement;

(iv)     the officers certificate of ANC contemplated by Section 7.2(c);

(v)     payment of the Closing Date Payment in accordance with Section 1.4;

(vi)     the Indemnity Escrow Agreement executed by ANC;

(vii)     the ESOP Escrow Agreement (as defined in Section 8.7(c)) executed by ANC;

(viii)     the Non-Compete Agreement (as defined in Section 7.3(g)) executed by ANC; and

(ix)     such other agreements, documents, instruments or certificates as may be reasonably required to effectuate the transactions contemplated by this Agreement to be executed and delivered by ANC.

(c)     Subject to fulfillment or waiver of the conditions set forth in Article VII, at the Closing ICB shall deliver to ANC all of the following:

(i)     a certificate of existence of ICB issued as of a recent date by the Iowa Secretary of State;

(ii)     a copy of the Renewed, Amended and Substituted Articles of Incorporation of Bank, as amended (the “Bank Articles”) certified as of a recent date by the Iowa Secretary of State;

(iii)     a certificate of good standing of Bank issued as of a recent date by the Iowa Division of Banking (the “Iowa Banking Division”);

(iv)     a certificate of the Secretary or an Assistant Secretary of Bank, dated the Closing Date, in form and substance reasonably satisfactory to ANC, as to (A) the Bank Articles, (B) the Bylaws of Bank (the “Bank Bylaws”), (C) the resolutions of the Board of Directors of Bank (the “Bank Board”) authorizing the execution and performance of this Agreement and the transactions contemplated herein, (D) the incumbency and signatures of the officers of Bank executing this Agreement and any other agreement, certificate or instrument executed by Bank hereunder, (E) the resignations of each director of Bank and (F) the resignation of such executive officers of Bank as ANC may request prior to Closing;

(v)     a certificate of the Secretary or an Assistant Secretary of ICB, dated the Closing Date, in form and substance reasonably satisfactory to ANC, as to (A) the Articles of Incorporation of ICB (the "ICB Articles"), (B) the Bylaws of ICB (the "ICB Bylaws"), (C) the resolutions of the shareholders of ICB and the resolutions of the Board of Directors of ICB (the "ICB Board") authorizing the execution and performance of this Agreement and the transactions contemplated therein, and (D) the incumbency and signatures of the officers of ICB executing this Agreement and any other agreement, certificate or instrument executed by ICB thereunder;

(vi)     evidence of all Required Third-Party Consents and all Requisite Regulatory Approvals obtained by ICB or Bank with respect to the consummation of the transactions contemplated by this Agreement;

(vii)     the ESOP Escrow Agreement executed by Knocks;

(viii)     the officers certificate of ICB and Bank contemplated by Section 7.3(c);

(ix)     the stock certificate(s) representing the Bank Stock duly endorsed for transfer by ICB or accompanied by instruments of transfer duly executed by ICB;

(x)     the Indemnity Escrow Agreement executed by ICB;

(xi)     the Non-Compete Agreement executed by ICB and Karl W. Knock;

(xii)     a certification of the Indenture Trustee setting forth the Indenture Satisfaction Amount to be deposited with the Indenture Trustee at Closing, together with such other documentation as may reasonably be requested by ANC related to the redemption of the ICB Debenture and the Trust Securities; and

(xiii)     such other agreements, documents, instruments or certificates as may be reasonably required to effectuate the transactions contemplated by this Agreement to be executed by ICB or Bank.

(d)     At or prior to Closing, Bank shall execute and deliver to ICB such documents, instruments and agreements necessary to transfer to ICB such assets of Bank, not shown on the books and records of Bank, as are listed in Schedule 1.5(d) of the ICB Letter, which may be updated by ICB in its sole discretion prior to Closing with respect to loans charged-off prior to Closing. Bank will cooperate in processing any payments of non-ledger assets.

Section 1.6     Post-Closing Adjustment and Payment.

(a)     Calculation of Purchase Price. Within forty-five (45) after the Closing Date, ANC shall prepare and deliver to ICB a statement setting forth the calculation of the Purchase Price as determined in accordance with Schedule 1.2 using numbers from the financial statements of Bank prepared as of the Closing Date, without giving effect to the transactions contemplated by this Agreement (the “Purchase Price Calculation”). The Purchase Price Calculation shall be accompanied by the financial statements prepared by ANC as of the Closing Date (the “Closing Date Financial Statements”) and a certificate of an executive officer of ANC that the Closing Date Financial Statements were prepared in accordance with GAAP consistently applied in accordance with Bank’s past accounting methods, policies and practices.

(b)     Post-Closing Adjustment. The post-closing adjustment shall be an amount (either positive or negative) equal to the difference between the Closing Date Payment and the Purchase Price (the “Post-Closing Adjustment”). If the Purchase Price is greater than the Closing Date Payment resulting in the Post-Closing Adjustment being positive, then ANC shall pay the amount of the Post-Closing Adjustment (without interest) to ICB in accordance with Section 1.6(d). If the Purchase Price is less than the Closing Date Price resulting in the Post-Closing Adjustment being negative, then ICB shall pay the amount of the Post-Closing Adjustment (without interest) to ANC in accordance with Section 1.6(d).

(c)     Examination and Review.

(i)     Examination. After receipt of the Purchase Price Calculation, ICB shall have thirty (30) days (the “Review Period”) in which to review the Purchase Price Calculation and the Closing Date Financial Statements. During the Review Period, ICB shall have full access to the books and records of Bank and work papers prepared by ANC as ICB may reasonably request for the purpose of reviewing the Purchase Price Calculation and the Closing Date Financial Statements and, if applicable, to prepare a Statement of Objection (as defined below), provided that such access shall be in a manner that does not interfere with the normal business operations of ANC or Bank. Following such review, ICB may accept the Purchase Price Calculation by written notice to ANC, in which event the Purchase Price Calculation and the Post-Closing Adjustment based thereon shall be deemed final and binding for purposes of this Agreement.

(ii)     Statement of Objection. On or prior to the last day of the Review Period, ICB may object to the Purchase Price Calculation and/or the Closing Date Financial Statements by delivering to ANC a written statement setting forth ICB’s objections in reasonable detail, indicating each disputed item or amount and the basis for ICB’s disagreement therewith (the “Statement of Objection”). If ICB has not previously accepted the Purchase Price Calculation in accordance with Section 6.1(c)(i), and if ICB fails to deliver the Statement of Objection before the expiration of the Review Period, then the Purchase Price Calculation and the Post-Closing Adjustment based thereon shall be deemed to have been accepted by ICB and shall become final and binding for purposes of this Agreement. If ICB delivers the Statement of Objection before expiration of the Review Period, ANC and ICB shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objection (the “Resolution Period”) and, if such disputes are so resolved within the Resolution Period, then the Purchase Price Calculation and the Post-Closing Adjustment based thereon, including such changes as may have been agreed in writing by ANC and ICB as part of the resolution process, shall become final and binding for purposes of this Agreement.

(iii)     Resolution of Disputes. If ANC and ICB fail to reach agreement with respect to all of the matters set forth in the Statement of Objection before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts”) shall be submitted for resolution to the accounting firm of RSM US, LLP (the “Independent Accountant”) who, acting as an expert and not as an arbitrator, shall resolve the Disputed Amounts only and make any adjustments to the Purchase Price Calculation and/or the Closing Date Financial Statements consistent with such resolution. ANC and ICB agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the parties and the decision of the Independent Accountant for each Disputed Amount must be within the range of values assigned to each such item by ANC in the Purchase Price Calculation and/or the Closing Date Financial Statements and by ICB the Statement of Objection. The Independent Accountant shall make a determination as soon as practicable within thirty (30) days (or such other time as the parties shall agree in writing) after its engagement, and the resolution of the Disputed Amounts by the Independent Accountant and any adjustments made by the Independent Accountant to the Purchase Price Calculation and/or the Closing Date Financial Statements and the Post-Closing Adjustment based thereon made by the Independent Accountant shall be conclusive and binding upon the parties for purposes of this Agreement.

(iv)     Fees of Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by the party whose calculation amount of the Disputed Amounts in the aggregate is farther away from the Independent Accountant’s determination of the Disputed Amounts in the aggregate.

(d)     Payment of Post-Closing Adjustment. Payment of Post-Closing Adjustment shall (i) be due within five (5) Business Days of acceptance of the Purchase Price Calculation or, if there are Disputed Amounts, then within five (5) Business Days of the resolution of such Disputed Amounts in accordance with Section 1.6(c)(iii) above, and (ii) be paid by wire transfer of immediately available funds to such account as is directed in writing by ANC or ICB, as the case may be.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF ANC

Except as set forth in the letter dated the date hereof and delivered on the date hereof by ANC to ICB (the “ANC Letter”), each section of which qualifies the correspondingly numbered representation and warranty in this Article II to the extent specified therein and such other representations and warranties in this Article II to the extent a matter in such section is disclosed in such a way as to make its relevance to such other representation and warranty reasonably apparent, ANC represents and warrants to ICB as follows:

Section 2.1     Organization, Existence and Power. ANC is a corporation duly organized and validly existing under the Laws of the State of Iowa and has the requisite corporate power and authority to carry on its business as now being conducted.

Section 2.2     Authority. The ANC Board has determined that this Agreement and the transactions contemplated hereby are advisable and in the best interest of ANC and its stockholders, and has approved and adopted this Agreement and the transactions contemplated hereby in accordance with the ANC Articles and the ANC Bylaws. ANC has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by ANC, and the consummation by ANC of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of ANC. This Agreement has been duly executed and delivered by ANC and, assuming the valid authorization, execution and delivery of this Agreement by Bank and ICB and the validity and binding effect hereof on Bank and ICB, this Agreement constitutes the valid and binding obligation of ANC enforceable against it in accordance with its terms, except to the extent its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar Laws affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at Law).

Section 2.3     Consents and Approvals; No Violation. Assuming that all consents, approvals, authorizations and other actions described in this Section 2.3 have been obtained and all filings and obligations described in this Section 2.3 have been made, the execution and delivery of this Agreement by ANC does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof by ANC will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation under, or result in the loss of a benefit under, or result in the creation of any Encumbrance upon any of the properties or assets of ANC under, any provision of (i) the ANC Articles or the ANC Bylaws, (ii) any Order or Law applicable to ANC or any of its properties or assets, other than, in the case of clause (ii), any such violations, defaults, rights or Encumbrances that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on ANC or materially impair the ability of ANC to perform its obligations hereunder or prevent or materially delay the consummation of any of the transactions contemplated hereby by ANC. No filing or registration with, or authorization, consent or approval of, any Governmental Entity is required by or with respect to ANC in connection with the execution and delivery of this Agreement by ANC or is necessary for the consummation by ANC of the transactions contemplated by this Agreement, except for (i) the Specified Regulatory Approvals, and (ii) such other consents, Orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on ANC or materially impair the ability of ANC to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby by ANC.

Section 2.4     Litigation.

(a)     There are no Actions pending or, to the Knowledge of ANC, threatened against or affecting ANC or any of its Affiliates or, to the Knowledge of ANC, any of its or their present or former officers, directors, employees, consultants, agents or stockholders, as such, or any of its or their properties, assets or business, (i) that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on ANC or materially impair the ability of ANC to perform its obligations hereunder or prevent or materially delay the consummation of the transactions contemplated hereby or (ii) relating to the transactions contemplated by this Agreement.

(b)     There are no outstanding Orders of any Governmental Entity against or involving ANC or its Affiliates or, to the Knowledge of ANC, against or involving any of the present or former directors, officers, employees or consultants, agents or stockholders of ANC or its Affiliates as such, or any of its or their properties, assets or business that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on ANC or materially impair the ability of ANC to perform its obligations hereunder or prevent or materially delay the consummation of the transactions contemplated hereby.

(c)     None of ANC or any of its Affiliates is subject to, nor to the Knowledge of ANC will ANC or any of its Affiliates become subject to, any Order, agreement, memorandum of understanding, direction or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, or adopted any extraordinary board resolutions at the request of, any Governmental Entity charged with the supervision or regulation of financial institutions or engaged in the insurance of deposits or otherwise involved with the supervision or regulation of ANC or any of its Affiliates.

Section 2.5     Financial Ability. ANC has sufficient financial resources to consummate the transactions contemplated by this Agreement.

Section 2.6     Regulatory Approval. To the Knowledge of ANC, there is no reason relating to ANC to any of its Affiliates that the Specified Regulatory Approvals should not be obtained in a prompt and timely manner.

Section 2.7     Brokers. No broker, investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of ANC or any of its Affiliates.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF ICB AND Bank

Except as set forth in the letter dated the date hereof and delivered on the date hereof by ICB to ANC (the “ICB Letter”), each section of which qualifies the correspondingly numbered representation and warranty in this Article III and such other representations and warranties in this Article III to the extent a matter in such section is disclosed in such a way as to make its relevance to such other representation and warranty reasonably apparent, ICB and Bank, jointly and severally, represent and warrant to ANC as follows:

Section 3.1     Organization, Existence and Power.

(a)     ICB is a corporation duly organized and validly existing under the Laws of the State of Iowa and has the requisite corporate power and authority to carry on its business as now being conducted.

(b)     Bank is a bank duly organized, validly existing and in good standing under the Laws of the State of Iowa and has the requisite corporate power and authority to carry on its business as now being conducted.

Section 3.2     Capital Structure.

(a)     The authorized capital stock of Bank consists of twenty thousand (20,000) shares of common stock, par value $100 per share, of which five thousand (5,000) shares (designated herein as the “Bank Stock”) are issued and outstanding as of the date of this Agreement. All of the Bank Stock is validly issued, fully paid and nonassessable and free of preemptive rights. There are no stock option, equity, incentive or similar benefit plans of Bank or its Affiliates under which any capital stock or other securities of Bank are issuable. Except as set forth above, no shares of capital stock or other voting securities of Bank are issued, reserved for issuance or outstanding, and there are no options, warrants, calls, rights, puts or Contracts to which Bank or any of its Affiliates is a party or by which Bank or any of its Affiliates is bound obligating Bank or any of its Affiliates to issue, deliver, sell or redeem or otherwise acquire, or cause to be issued, delivered, sold or redeemed or otherwise acquired, any shares of capital stock (or other voting securities or equity equivalents) of Bank or obligating Bank to grant, extend or enter into any such option, warrant, call, right, put or Contract. Bank does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of Bank on any matter. There are no Contracts to which Bank, any of its Affiliates or any of their respective officers or directors is a party concerning the voting of any capital stock of Bank.

(b)     ICB is the record holder and beneficial owner of the Bank Stock free and clear of any Encumbrances.

(c)     Bank does not own, directly or indirectly, any Subsidiary and Bank does not (i) own, of record or beneficially, more than two percent (2%) of the outstanding voting securities or other equity interests in any Person, (ii) have the power to direct or cause the direction of the management and policies of any Person, whether through the ownership of voting securities, by contract or otherwise, or (iii) have any right or obligation to acquire any equity interest in or to make a capital contribution to any Person.

Section 3.3     Authority.

(a)     The Bank Board has (i) determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of Bank and ICB as its sole stockholder, and (ii) approved this Agreement and the transactions contemplated hereby in accordance with the Bank Articles and the Bank Bylaws. Bank has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Bank and the consummation by Bank of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Bank.

(b)     The ICB Board has (i) determined that this Agreement and the transactions contemplated thereby are advisable and in the best interests of ICB and its stockholders, and (ii) approved this Agreement and the transactions contemplated hereby in accordance with the ICB Articles and the ICB Bylaws. ICB has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated thereby. The execution and delivery of this Agreement by ICB and the consummation by ICB of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of ICB, including approval by the shareholders of ICB at or prior to Closing in accordance with the ICB Articles, the ICB Bylaws and applicable Law. In connection with approval of this Agreement by the shareholders of ICB at or prior to Closing, Bank, as the sponsor of the Bank ESOP, has complied in all material respects with the Bank ESOP plan documents and applicable Law in presenting this Agreement for consideration and vote by the participants of the Bank ESOP in its capacity as a shareholder of ICB.

(c)     This Agreement has been duly executed and delivered by Bank and ICB and, assuming the valid authorization, execution and delivery of this Agreement by ANC and the validity and binding effect of this Agreement on ANC, this Agreement constitutes the valid and binding obligations of Bank and ICB enforceable against Bank and ICB in accordance with its terms, except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, or similar laws affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at Law).

(d)     ICB has delivered or made available to ANC complete and correct copies of the Bank Articles and the Bank Bylaws and the ICB Articles and the ICB Bylaws.

Section 3.4     Consents and Approvals; No Violation. Assuming that all consents, approvals, authorizations and other actions described in this Section 3.4 have been obtained and all filings and obligations described in this Section 3.4 have been made, except as set forth in Section 3.4 of the ICB Letter, the execution and delivery of this Agreement by ICB and Bank does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof by ICB and Bank will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation under, or result in the creation of any Encumbrance upon any of the properties or assets of ICB or Bank under, or result in the loss of a benefit under, any provision of (i) the Bank Articles or the Bank Bylaws, (ii) the ICB Articles or the ICB Bylaws, (iii) any Contract applicable to ICB or Bank or their respective properties or assets, or (iv) any Order or Law applicable to ICB or Bank or any of their properties or assets, other than, in the case of clause (iii) and (iv), any such violations, defaults, rights or Encumbrances that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on ICB or Bank or materially impair the ability of ICB or Bank to perform their obligations hereunder or prevent or materially delay the consummation of any of the transactions contemplated hereby by ICB or Bank. No filing or registration with, or authorization, consent or approval of, any Governmental Entity is required by or with respect to ICB or Bank in connection with the execution and delivery of this Agreement by ICB or Bank or is necessary for the consummation by ICB or Bank of the transactions contemplated by this Agreement, except for (i) the Specified Regulatory Approvals, and (ii) such other consents, Orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on ICB or Bank or materially impair the ability of ICB or Bank to perform their obligations hereunder or prevent or materially delay the consummation of any of the transactions contemplated hereby by ICB or Bank.

Section 3.5     Financial Statements.

(a)     ICB has made available to ANC true, accurate and complete copies of (i) Bank’s call reports for each of the years ended December 31, 2018, 2017 and 2016, and (ii) Bank’s unaudited financial statements for each of the years ended December 31, 2018, 2017 and 2016 (collectively, the “Bank Financial Statements”). Except as disclosed in Section 3.5(a) of the ICB Letter, the Bank Financial Statements complied as to form in all material respects with applicable accounting requirements and were prepared in accordance with GAAP applied on a consistent basis during the periods involved. The Bank Financial Statements fairly present in all material respects the financial position of Bank as of the respective dates thereof and the results of its operations for the periods then ended and are complete, correct, represent bona fide transactions and have been prepared from the books and records of Bank. Since December 31, 2018, Bank has not incurred any material liability other than in the ordinary course of business consistent with past practice. Except as required by GAAP, Bank has not, between January 1, 2016 and the date hereof, made or adopted any change in its accounting methods, practices or policies in effect on January 1, 2016.

(b)     Bank has established and maintains a system of internal control over financial reporting sufficient to provide reasonable assurance (i) that Bank maintains records that, in reasonable detail, accurately and fairly reflect the respective transactions and dispositions of assets of Bank, (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (iii) that receipts and expenditures are being made only in accordance with authorizations of management and the Bank Board, and (iv) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Bank’s assets that could have a material effect on Bank’s financial statements.

Section 3.6     Certain Changes or Events; No Undisclosed Liabilities.

(a)     Except as disclosed in Section 3.6(a) of the ICB Letter, since December 31, 2018 (i) Bank has conducted its business, in all material respects, in the ordinary course consistent with past practice, (ii) Bank has not sustained any material loss or interference with its business or properties from fire, flood, windstorm, accident or other calamity (whether or not covered by insurance), and (iii) there has been no event, occurrence, fact, condition, effect, change or development which, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Effect on Bank.

(b)     Except as set forth in Section 3.6(b) of the ICB Letter, Bank does not have any debts, liabilities, commitments or obligations of any nature (whether accrued or fixed, absolute or contingent, matured or unmatured, direct or indirect, known or unknown, asserted or unasserted), except (i) liabilities, commitments and obligations reflected or reserved against in the balance sheet of Bank dated December 31, 2018 (or described in the notes thereto), (ii) liabilities, commitments and obligations incurred since December 31, 2018 in the ordinary course of business consistent with past practice, and (iii) liabilities, commitments and obligations incurred in connection with this Agreement or the transactions contemplated hereby.

Section 3.7     Permits and Compliance. Bank is in possession of all franchises, grants, authorizations, licenses, permits, charters, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for Bank to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Bank Permits”) and no suspension or cancellation of any of the Bank Permits is pending or, to the Knowledge of Bank, threatened. Since January 1, 2016, Bank has not been in material violation of (i) the Bank Articles or the Bank Bylaws, (ii) any applicable Law, (iii) any Bank Permit, (iv) any Order, (v) any bank regulatory Law or other material bank compliance Law or bank safety and soundness regulatory Law. Since January 1, 2016, no written notice of any such violation or non-compliance has been received by Bank or ICB.

Section 3.8     Tax Matters. Except as set forth in Section 3.8 of the ICB Letter:

(a)     (i) all Tax Returns required to be filed by or on behalf of ICB and Bank have been duly and timely filed with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true, complete and correct in all material respects, and (ii) all Taxes payable by or on behalf of ICB and Bank (whether or not shown on the Tax Returns) have been fully and timely paid. With respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due or owing, ICB and Bank have made due and sufficient accruals in accordance with GAAP for such Taxes in their respective financial statements and their respective books and records. All required estimated Tax payments sufficient to avoid any underpayment penalties or interest have been made by or on behalf of ICB and Bank;

(b)     ICB and Bank have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and have duly and timely withheld and paid over to the appropriate Taxing Authority all amounts required to be so withheld and paid under all applicable Laws;

(c)     ICB and Bank have made available to ANC true and complete copies of (i) all federal, state and local income or franchise Tax Returns of ICB and Bank relating to the immediately preceding three (3) taxable periods, (ii) any audit report issued within the last three (3) years relating to any Taxes due from or with respect to ICB and Bank, and (iii) all written communications with Taxing Authorities relating to any such Tax Returns or to any deficiency or claim proposed and/or asserted, irrespective of the outcome of such matter;

(d)     Section 3.8(d) of the ICB letter sets forth a list of all of the jurisdictions that impose Taxes on ICB and Bank or with respect to which ICB and Bank have a duty to file any Tax Returns. No claim has been made by a Taxing Authority in a jurisdiction where ICB and Bank do not file Tax Returns that ICB or Bank is or may be subject to taxation by that jurisdiction;

(e)     all deficiencies asserted or assessments made as a result of any examinations by any Taxing Authority of the Tax Returns of, or including, ICB and Bank have been fully paid, and there are no other audits or investigations by any Taxing Authority in progress, nor has ICB or Bank received any notice from any Taxing Authority that it intends to conduct such an audit or investigation. No issue has been raised by a Taxing Authority in any prior examination of ICB or Bank which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent taxable period;

(f)     within three (3) years prior to the date of this Agreement, neither ICB, Bank nor any other Person on behalf of ICB or Bank has (i) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of Law, or has any Knowledge that any Taxing Authority has proposed any such adjustment, or has any application pending with any Taxing Authority requesting permission for any changes in accounting methods that relate to ICB and Bank, (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law with respect to ICB and Bank, (iii) requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed, (iv) granted any extension for the assessment or collection of Taxes, which Taxes have not since been paid, or (v) granted to any Person any power of attorney that is currently in force with respect to any Tax matter;

(g)     ICB and Bank are not parties to any tax sharing, allocation, indemnity or similar agreement or arrangement (whether or not written) pursuant to which ICB or Bank will have any obligation to make any payments after the Closing;

(h)     there is no contract, agreement, plan or arrangement covering any Person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by ICB and Bank or any of their respective Affiliates by reason of Section 280G of the Code;

(i)     neither ICB or Bank are subject to any private letter ruling of the IRS or comparable rulings of any Taxing Authority;

(j)     there are no Encumbrances as a result of any unpaid Taxes upon any of the properties or assets of ICB or Bank;

(k)     ICB and Bank have never been a member of any consolidated, combined, affiliated or unitary group of corporations for any Tax purposes;

(l)     neither ICB, Bank nor any Affiliate has any liability for Taxes of another Person under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign Law), under any agreement or arrangement, as a transferee or successor, or otherwise (other than any financing agreement or arrangement not related primarily to Taxes);

(m)     ICB and Bank have not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the five (5) years prior to the date of this Agreement, or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement;

(n)     there is no taxable income of ICB and Bank that will be required under applicable Tax Law to be reported by ANC or any of its Affiliates, including Bank following the Closing, for a taxable period beginning after the Closing Date which taxable income was realized (and reflects economic income arising) prior to the Closing Date. ICB and Bank have not taken any positions on its federal income Tax Returns that could give rise to substantial understatement of federal income tax within the meaning of Section 6662 of the Code;

(o)     neither ICB nor Bank (i) have been a shareholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign law), (ii) have been a shareholder of a “passive foreign investment company” within the meaning of Section 1297 of the Code, or (iii) have had a permanent establishment in any country other than the United States or engaged in a trade or business in any country other than the United States that subjected it to tax in such country;

(p)     no transaction contemplated by this Agreement is subject to withholding under Section 1445 of the Code (relating to “FIRPTA”);

(q)     ICB has duly elected to be taxed as an S corporation for U.S. federal income tax purposes and such election has continuously been in effect for all taxable years since 2014. ICB has made a valid qualified Subchapter S subsidiary election for Bank and such election has continuously been in effect for all taxable years since 2014. Section 3.8(q) of the ICB Letter sets forth (i) all jurisdictions in which ICB was treated as an S corporation and Bank treated as a qualified Subchapter S subsidiary for income tax purposes and the date from which such treatments have continuously been in effect, and (ii) all jurisdictions in which ICB and Bank were not treated as an S corporation and a qualified Subchapter S subsidiary, respectively, for income tax purposes. To the Knowledge of ICB and Bank, the IRS has never challenged or threatened to challenge the status of ICB and Bank as an S corporation and a qualified Subchapter S subsidiary, respectively, for federal income tax purposes under the Code. ICB and Bank have not, in the past five (5) years, acquired assets from another corporation in a transaction in which ICB and Bank’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor;

(r)     ICB and Bank have properly collected and remitted sales and similar Taxes with respect to sales made or services provided to Bank customers or have properly received and retained any appropriate Tax exemption certificates and other documentation for all sales made or services provided without charging or remitting sales or similar Taxes that qualify such sales or services as exempt from sales and similar Taxes;

(s)     ICB and Bank have not been party to a transaction that could give rise to (i) a reporting obligation under Section 6111 of the Code or the regulations thereunder, (ii) a list maintenance obligation under Section 6112 of the Code or the regulations thereunder, (iii) a disclosure obligation of a “reportable transaction” under Section 6011 of the Code and the regulations thereunder, or (iv) any similar obligation under any predecessor or successor Law or regulation or comparable provision of state or local Law;

(t)     to the Knowledge of ICB, no real property transfer or gains Tax, sales Tax, use Tax, stamp Tax, stock transfer Tax, or other similar Tax will be imposed on the transactions contemplated by this Agreement;

(u)     ICB and Bank will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) installment sale or open transaction disposition made on or prior to the Closing Date, (iii) prepaid amount received on or prior to the Closing Date, or (iv) income inclusion pursuant to Section 108(i) of the Code (or any corresponding or similar provision of state or local income Tax Law); and

(v)     neither ICB nor Bank are parties to any joint venture, partnership or other written agreement or Contract that would be treated as a partnership for U.S. federal income tax purposes for any period for which the statute of limitations for any Tax on the income therefrom has not expired.

Section 3.9     Litigation.

(a)     There are no outstanding Orders of any Governmental Entity against or involving Bank or any of its Affiliates or, to the Knowledge of Bank, against or involving any of the present or former directors, officers, employees, consultants, agents or stockholders of Bank or its Affiliates as such, or any of its or their properties, assets or business or any Bank Plan.

(b)     None of Bank or any of its Affiliates is subject to, nor to the Knowledge of Bank will Bank or any of its Affiliates become subject to, any Order, agreement, memorandum of understanding, direction or similar arrangement with, or a commitment letter or similar submission to, or supervisory letter from, or adopted any board resolutions at the request of, any Governmental Entity charged with the supervision or regulation of financial institutions or engaged in the insurance of deposits or otherwise involved with the supervision or regulation of Bank or any of its Affiliates.

(c)     Bank has complied in all materials respects with all Laws and Orders which are applicable to Bank or its assets, properties or business, including, without limitation, all consumer privacy laws, the Truth in Lending Act, the Home Owner’s Equity Protection Act, the Real Estate Settlement Procedures Act, the Equal Credit Opportunity Act, the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, the Fair Credit Reporting Act, the Homeowners Protection Act, 12 U.S.C. Section 1831d(a), the USA PATRIOT Act, the Bank Secrecy Act and the Community Reinvestment Act (and, with respect to the Community Reinvestment Act, currently has rating of “Satisfactory” or better).

(d)     There are no Actions pending or, to the Knowledge of Bank, threatened against or involving Bank or its Affiliates or, to the Knowledge of Bank, any of its or their present or former directors, officers, employees, consultants, agents or stockholders as such, or any of its or their properties, assets or business or any Bank Plan (i) that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Bank or materially impair the ability of Bank to perform its obligations hereunder or prevent or materially delay the consummation of the transactions contemplated hereby, or (ii) relating to the transactions contemplated by this Agreement.

(e)     To the Knowledge of Bank, Bank is not the subject of any audit or investigation by any Government Entity other than routine bank examinations in the ordinary course of business.

Section 3.10     Certain Agreements.

(a)     Except as set forth in Section 3.10(a) of the ICB Letter, Bank is not a party to or bound by:

(i)     any Contract which would be considered a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Exchange Act of 1934);

(ii)     any Contract which purports to limit or restrict the manner or localities in which Bank may conduct business or the types or lines of business in which it may engage, or any Contract which obligates Bank to extend most-favored nation pricing or other rights to any Person, or any Contract imposing exclusivity obligations on Bank or imposing obligations on Bank with respect to non-solicitation provisions;

(iii)     any Contract which requires any payment by Bank in excess of $50,000 in any year or which requires any payment to Bank in excess of $100,000 in any year, in each case other than extensions of credit made by Bank; and, with respect to each such Contract, Bank’s good faith estimate of the breakage costs, if any;

(iv)     any Contract relating to the purchase, sale, lease, remodeling or refurbishing of real property;

(v)     any Contract the primary purpose of which is to provide for the indemnification or guaranty of the obligations of any Person by Bank;

(vi)     any Contract with any current or former employee of Bank or with any Related Person involving aggregate payments to or from Bank in excess of $50,000;

(vii)     since January 1, 2016, any Contract relating to the acquisition or disposition of any business (whether by merger, sale or purchase of stock or assets or otherwise);

(viii)     any settlement Contract which affects the current or future conduct of Bank’s business or under which future payments are required to be made by Bank;

(ix)     any Contract which provides for, or relates to, the incurrence by Bank of indebtedness for or the guaranty of borrowed money (including any interest rate or non-U.S. currency swap, cap, collar, hedge or insurance agreements, commodity swaps or options, forwards, or futures or derivatives or futures on such agreements, or other similar agreements for the purpose of managing the interest rate and/or non-U.S. exchange risk associated with its financing), other than deposit account arrangements (other than deposit arrangements characterized as brokered deposits under applicable FDIC regulations) and ordinary course trade payables and accrued expenses;

(x)     any joint venture, partnership, limited liability company or other similar agreements or arrangements relating to the formation, creation, operation, management or control of any partnership or joint venture material to Bank;

(xi)     any Contract with a Governmental Entity;

(xii)     any Contract pursuant to which Bank is obligated to repurchase any loan agreement, note or borrowing arrangement; or

(xiii)     any other Contract that is material to the business, assets, liabilities, financial condition or results of operations of Bank.

(b)     Bank has previously made available to ANC complete and correct copies of each Contract of the type described in this Section 3.10 which was entered into prior to the date hereof. All Contracts of the type described in this Section 3.10 shall be referred to as “Bank Contracts” regardless of whether they were entered into before or after the date hereof. Section 3.10(b) of the ICB Letter lists the consent or approval of each counterparty to a Bank Contract which is required in connection with the execution of this Agreement by Bank or the consummation of the transaction contemplated hereby.

(c)     All of Bank Contracts are valid and in full force and effect (except those which are canceled, rescinded or terminated after the date hereof in accordance with their terms), except where the failure to be in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Bank. No Person is challenging the validity or enforceability of any Bank Contract. Bank and, to the Knowledge of Bank, none of the other parties thereto, is in breach of any provision of, or committed or failed to perform any act which (with or without notice or lapse of time or both) would constitute a default under the provisions of, any Bank Contract.

Section 3.11     ERISA.

(a)     Section 3.11(a) of the ICB Letter sets forth an accurate and complete list of (i) all “employee benefit plans” (within the meaning of Section 3(3) of ERISA) and (ii) any other material employee benefit plan, program, payroll practice, policy, employment-related Contract, trust, understanding or arrangement of any kind, whether written or oral, including any pension, retirement, profit-sharing, thrift, deferred compensation, severance, change in control, retention, incentive, equity or equity-based compensation, performance, bonus, vacation or holiday pay, sick pay, sick leave, hospitalization or other medical, disability, life, accident or other program or insurance, or other welfare, retiree welfare or benefit plan, to which either ICB or Bank maintains, sponsors, contributes to, participates in or pursuant to which it may be required to make any payment at any time for the benefit of any current or former employee, officer or director (or their beneficiaries), or with respect to which ICB or Bank has any current or contingent liability or obligation (collectively, “Bank Plans”). For purposes of this Agreement, “ERISA Affiliate” means, with respect to any Person, any trade or business (whether or not incorporated) which is under common control or would be considered a single employer with such Person pursuant to Section 414(b), (c), (m) or (o) of the Code and the rules and regulations promulgated under those sections or pursuant to Section 4001(b) of ERISA and the rules and regulations promulgated thereunder.

(b)     With respect to each Bank Plan, to the extent applicable, ICB has made available to ANC a true and correct copy of (i) the three (3) most recent annual reports (Form 5500) filed with the United States Department of Labor and audited financial statements and schedules, (ii) the three (3) most recent actuarial reports, (iii) each such Bank Plan that has been reduced to writing and all amendments thereto, (iv) each trust, insurance or administrative Contract relating to each such Bank Plan, (v) a written summary of each unwritten Bank Plan, (vi) the most recent summary plan description and summary of material modifications or other written explanation of each Bank Plan provided to participants or beneficiaries, (vii) the most recent determination letter or opinion letter issued by the IRS with respect to any Bank Plan intended to be qualified under Section 401(a) of the Code, and (viii) all correspondence with the IRS, the Department of Labor, the SEC or Pension Benefit Guaranty Corporation or any other Governmental Entity relating to any past or current controversy, investigation or audit. ICB and Bank represent and warrant that neither Bank nor any ERISA Affiliate sponsors or participates in, or in the past six (6) years has participated in, a “multiple employer plan” within the meaning of Section 413(c) of the Code or any plan that is subject to the minimum funding standards of Section 412 or 4971 of the Code or Section 302 of ERISA or to Title IV of ERISA. Each Bank Plan complies, and has been operated and administered to comply, in all material respects, with its terms and the Employee Retirement Income Security Act of 1974 (“ERISA”), the Code and any other applicable Law. There are no actions, suits or claims (other than routine claims for benefits) pending or, to Bank’s Knowledge, threatened involving any Bank Plan or the assets of any Bank Plan.

(c)     All contributions or payments required to be made to each Bank Plan have been timely made in all material respects and all obligations in respect of each Bank Plan have been properly accrued and reflected on Bank’s financial statements.

(d)     Neither Bank nor any of its ERISA Affiliates currently maintains, contributes to or has any liability under or, at any time in the past six (6) years has maintained, contributed to or had any liability under, a “multiemployer plan” (as defined in Section 3(37) of ERISA).

(e)     With respect to the Bank Plans, no event or set of circumstances has occurred and, to Bank’s Knowledge, there exists no condition or set of circumstances in connection with which Bank or any Bank Plan fiduciary could be subject to any liability under the terms of such Bank Plans, ERISA, the Code or any other applicable Law. Each Bank Plan that is intended by its terms to be, or is otherwise treated by Bank as, qualified under Section 401(a) of the Code has been the subject of a favorable determination letter from the IRS or with respect to a prototype plan, can rely on an opinion letter from the IRS to the prototype sponsor, to the effect that such Bank Plan is so qualified, and that such Bank Plan and the trust related thereto are exempt from federal income Taxes under Section 401(a) and 501(a), respectively, of the Code. To Bank’s Knowledge, no event has occurred relating to any such Bank Plan that would adversely affect its qualification or materially increase its costs. Each of the Bank Plans is subject only to the Laws of the United States or a political subdivision thereof.

(f)     Neither Bank nor any ERISA Affiliate has any liability or obligation under any Bank Plan or otherwise to provide post-employment or retiree benefits to or in respect of any former employee or any other Person other than as specifically required by Section 4980B of the Code, Part 6 of ERISA or other applicable Law (“COBRA”). Neither Bank nor any ERISA Affiliate has any liability of any kind whatsoever, whether known or unknown, direct, indirect, contingent or otherwise, on account of a violation of the health care requirements of Section 4980B or 4980D of the Code or Part 6 or 7 of Subtitle B of Title I of ERISA. With respect to any Bank Plan that is an employee welfare benefit plan, no such Bank Plan is unfunded or funded through a “welfare benefits fund” (as such term is defined in Section 419(e) of the Code).

(g)     To Bank’s Knowledge, there are no nonexempt prohibited transactions within the meaning of Section 4975 of the Code or Section 406 of ERISA with respect to any Bank Plan that has occurred that would give rise to material liability on the part of Bank, any officer of Bank or any of the Bank Plans under Section 502(i) of ERISA or Section 4975 of the Code or otherwise and, to the Bank’s Knowledge, no breaches of fiduciary duty have occurred with respect to any Bank Plan which may give rise to material liability on the part of Bank under Sections 409 or 502(l) of ERISA or otherwise.

(h)     With respect to each Bank Plan that is a “non-qualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code and is subject to Section 409A of the Code, (i) the written terms of such Bank Plan is in compliance, in all material respects, with, and (ii) such Bank Plan has been operated in all material respects in compliance with Section 409A of the Code, the regulations promulgated thereunder and all applicable guidance thereunder. Neither Bank nor any of its Affiliates has any obligation to provide any gross-up payment to any individual with respect to any Tax obligation under Section 409A of the Code.

(i)     No amount that could be received, whether in cash or property or the vesting of property, as a result of any transaction contemplated hereby by any employee, officer or director of Bank or any of its Affiliates who is a “disqualified individual,” as such term is defined in Treasury Regulation Section 1.280G-1, under any Bank Plan, either alone or together with any other event, could be characterized as an “excess parachute payment,” as defined in Section 280G of the Code, or would constitute an “excess parachute payment” if such amount were subject to the provisions of Section 280G of the Code. No Person is entitled to a gross-up payment from Bank as a result of the imposition of a Tax under Section 4999 of the Code.

(j)     Except as set forth in Section 3.11(j) of the ICB Letter, the execution, delivery and performance by Bank of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof (whether alone or in connection with any subsequent other event(s)) will not, (i) entitle any employee, officer or director of Bank to any severance, transaction bonus, change in control, retention or other payment pursuant to any Bank Plan, (ii) accelerate the time of payment or vesting or trigger any payment or funding, through a grantor trust or otherwise, of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Bank Plan, or (iii) result in any breach or violation of, or a default under, any Bank Plan.

(k)     Bank at all times has reserved the right and power to terminate, suspend, discontinue and amend all Bank Plans, and such right and power have been appropriately and satisfactorily communicated to all employees and participants.

(l)     All Bank Plans sponsored by ICB or other ERISA Affiliate (a “ICB Plan”) in which Bank employees or directors participate shall remain with ICB or other ERISA Affiliate or be terminated prior to the Closing. In no event shall any Bank employee participate in a ICB Plan at or after the Closing, and ICB and any other applicable ERISA Affiliate shall retain sole responsibility and any liability for such ICB Plans.

Section 3.12     Compliance with Worker Safety and Environmental Laws. To the Knowledge of Bank, the properties (including, without limitation, OREO), assets and operations of Bank are in material compliance with all applicable federal, state, local and foreign Laws, rules and regulations, Orders, permits and licenses relating to public and worker health and safety (collectively, “Worker Safety Laws”) and the protection and clean-up of the environment and activities or conditions related thereto, including those relating to the generation, handling, disposal, transportation or release of hazardous materials (collectively, “Environmental Laws”). To the Knowledge of Bank, with respect to such properties, assets and operations, including any previously owned, leased or operated properties, assets or operations, there are no events, conditions, circumstances, activities, practices, incidents, actions or plans of Bank that may materially interfere with or prevent material compliance or continued compliance with applicable Worker Safety Laws and Environmental Laws. To the Knowledge of Bank, no real estate collateral securing any Bank Loan is in violation of any Worker Safety Laws or Environmental Laws.

Section 3.13     Labor Matters. Bank is not a party to, bound by, or subject to any collective bargaining agreement or any similar Contract, work rules or practices with any labor union or similar organization. There are no pending or, to the Knowledge of Bank, threatened, and there have not been at any time in the previous two (2) years, any labor strikes, disputes, slowdowns, stoppages or union organizing efforts. Bank is in material compliance with all applicable Laws pertaining to employment and employment practices, terms and conditions of employment, employment classification, wages and hours of work (including all state and federal requirements regarding compensation for time worked, maximum hours of work, child labor restrictions, overtime, meal and rest periods, proper payment of bonuses and commissions, compliant record-keeping practices and timely payment of wages), discrimination in employment, affirmative action obligations, equal employment opportunity, immigration and work authorization, leaves, reasonable accommodations, whistleblower, facility closures and layoffs (including the WARN Act), occupational safety and health, workers’ compensation, unemployment compensation, confidentiality, labor relations and collective bargaining, and is not liable for any arrears of wages or any Taxes or penalties for failure to comply with any of the foregoing. There are no Actions against Bank pending, or to the Knowledge of Bank, threatened to be brought or filed, by or with any Governmental Entity or arbitrator in connection with the employment of any current or former employee of Bank, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, employment classification or any other employment related matter arising under applicable Laws. To Bank’s Knowledge, the employment of any terminated former employee of Bank has been terminated in material compliance with any applicable Contract terms and Laws, and Bank has no liability under any such Contract or Laws toward any such terminated employee.

Section 3.14     Intellectual Property.

(a)     Bank owns or has a valid right to use all trademarks, trade names, service marks, domain names, copyrights and any applications and registrations for any of the foregoing, trade secrets, know-how, technology, computer software and other tangible and intangible proprietary information and intellectual property rights (collectively, “Intellectual Property Rights”), as are necessary to conduct the business of Bank as currently conducted. To the Knowledge of Bank, Bank has not infringed, misappropriated or violated in any material respect any Intellectual Property Rights of any Person. To the Knowledge of Bank, no Person infringes, misappropriates or violates, in any material respect, any Intellectual Property Rights owned or exclusively licensed by or to Bank.

(b)     As of the date of this Agreement, there are no Actions pending or, to the Knowledge of Bank, threatened that challenge or question the Intellectual Property Rights of Bank.

Section 3.15     Properties and Assets.

(a)     Section 3.15(a) of the ICB Letter contains a description of each real property owned by Bank (including OREO), showing the record title holder, permanent index (tax) number and common address (the “Owned Properties”).

(b)     The Owned Properties and the properties leased by Bank pursuant to the Contracts set forth in paragraph (iv) of Section 3.10(a) of the ICB Letter constitute all of the real estate on which Bank maintain its facilities or conduct its business or otherwise owns.

(c)     Section 3.15(c) of the ICB Letter contains a description of all material tangible assets (other than real estate) owned by Bank and that were obtained, directly or indirectly, pursuant to any enforcement of any Encumbrances or the exercise of any other rights or remedies of Bank under any Bank Loan.

(d)     Bank has good and marketable title to or, in the case of leased property and leased tangible assets, a valid leasehold interest in, all of Bank’s real properties and other material tangible assets, free and clear of all Encumbrances, except those Encumbrances for Taxes not yet due and payable and such other Encumbrances or minor imperfections of title, if any, that do not materially detract from the value or materially interfere with the present use of the affected property or asset. Such properties and assets, together with all properties and assets held by Bank under leases or licenses and all Intellectual Property Rights held by Bank include all tangible and intangible property, assets, Contracts and rights necessary or required for the operation of the business of Bank as presently conducted.

Section 3.16     Bank Loans.

(a)     Section 3.16(a) of the ICB Letter sets forth a complete and accurate list of each loan or other commitment to make a loan and any other contingent exposures (such as letters of credit) on Bank’s books and records as of the date of this Agreement (collectively, the “Bank Loans”). Each Bank Loan (i) was made and has been serviced in the ordinary course of business in all material respects, unless specifically noted in Section 3.16(a) of the ICB Letter, (ii) is evidenced by appropriate and sufficient documentation, (iii) to the extent underwritten as secured, has been secured by valid Encumbrances which have been perfected and provide Bank with its anticipated priority as a secured lender, and (iv) constitutes, to the Knowledge of Bank, the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms in all material respects (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles) and is in full force and effect. Bank has previously made available to ANC complete and correct copies of its lending policies. The loan agreements and lending policies of Bank are in compliance in all material respects with all applicable Laws. Each Bank Loan has been solicited and originated, and is currently serviced, in accordance in all material respects with all applicable Laws. Notwithstanding the foregoing, no representation contained in this Section 3.16 shall be construed as a guarantee of the collectability of the Bank Loans, the sufficiency of the collateral securing any Bank Loan, or the realizable value of any of Bank’s assets.

(b)     Section 3.16(b) of the ICB Letter discloses as of the end of the month immediately preceding the date of this Agreement (i) any Bank Loan under the terms of which the obligor is more than 30 days delinquent in payment of principal or interest, or to the Knowledge of Bank, in default of any other provision thereof (each a “Delinquent Loan”), (ii) each Bank Loan which has been classified as “other loans specially mentioned,” “classified,” “criticized,” “substandard,” “doubtful,” “credit risk assets,” “watch list assets” or “loss” (or words of similar import) by Bank or any Governmental Entity (the “Classified Loans”), (iii) a listing of the real estate owned, acquired by foreclosure or by deed-in-lieu thereof or in the process of being so acquired, including the book value thereof (the “OREO”), (iv) each item of personal property acquired from Bank Loan customers, and (v) each Bank Loan with any Related Person. All Bank Loans which are classified as loans to insiders under Regulation O have been made by Bank in an arms-length manner made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons and do not involve more than normal risk of collectability or present other unfavorable features in comparison to Bank’s other loans, and are otherwise in compliance with the requirements of Regulation O.

(c)     Bank shall promptly after the end of each month after the date hereof and immediately prior to Closing notify ANC in a written report of the amount of Delinquent Loans and Bank Loans subject to each type of classification of the Classified Loans as of the end of such month.

(d)     Set forth on Section 3.16(d) of the ICB Letter is a complete and accurate list, as of December 31, 2018, of all Bank Loans which are subject to any purchased or sold participation or any similar Contract, including a description of each such participation or Contract, and all Contracts relating thereto have been made available to ANC (collectively, the “Participation Contracts”).

(e)     Set forth on Section 3.16(e) of the ICB Letter is a complete and accurate list, as of December 31, 2018, of all Bank Loans which are not serviced by Bank, including a description of each Contract relating to such servicing (collectively, the “Servicing Contracts”).

(f)     Bank has made available to ANC true and correct copies of the loan files related to Bank Loans. Such files contain, in all material respects, all of the documents and instruments relating to Bank Loans.

(g)     All payments made on Bank Loans have been and will be properly credited to the respective Bank Loan.

(h)     The allowance for loan losses reflected in the Bank Financial Statements was prepared in accordance with the requirements of GAAP, consistently applied with Bank’s past practices and, to the Knowledge of Bank, adequately provides, in all material respects, for possible losses on loans (including accrued interest receivable) and credit commitments (including stand-by letters of credit) outstanding as of the respective dates of such Bank Financial Statements. All charge-offs, write-downs and valuations of other real estate owned reflected in such Bank Financial Statements were established in accordance with the requirements of GAAP, consistently applied with Bank’s past practices and applicable regulatory requirements, and properly reflect the loss incurred on Bank Loans (including accrual interest receivable) outstanding as of the respective dates of such Bank Financial Statements. The representations made in this Section 3.16(h) do not constitute a guaranty of collectability of a Bank Loan or as to the sufficiency of collateral securing any Bank Loan.

(i)     As to each Bank Loan that is secured, whether in whole or in part, by a guaranty of the United States Small Business Administration (“USSBA”) or any other Governmental Entity, to the Knowledge of Bank, such guaranty is in full force and effect, and the consummation of the transactions contemplated by this Agreement will not result in the occurrence of any breach, default or forfeiture of rights under such guaranty, or require the consent, approval, or act of, or the making of any filing with, any Governmental Entity. Section 3.16(i) of the ICB Letter sets forth any material exceptions to USSBA requirements of any such Bank Loan, and the most recent USSBA report with respect to Bank Loans in liquidation status.

Section 3.17     Deposits.

(a)     Section 3.17(a) of the ICB letter sets forth a complete and accurate list, as of December 31, 2018 of all Bank deposits (the “Bank Deposits”).

(b)     Bank Deposits were solicited, opened, extended or made and have been maintained and currently exist in compliance, in all material respects, with all applicable requirements of Laws.

(c)     The agreements relating to Bank Deposits are in compliance, in all material respects, with all applicable Laws.

(d)     Bank Deposits are insured by the FDIC in accordance with the Federal Deposit Insurance Act to the fullest extent permitted by Law. To the Knowledge of Bank, there is no action by the FDIC to terminate Bank’s deposit insurance. Bank has paid all premiums and assessments and has duly, timely and accurately filed all reports required to be paid or filed by it with the FDIC or any other applicable bank regulatory authority.

(e)     None of the Bank Deposits are subject to or were acquired through the Certificate of Deposit Account Registry Service ("CDARS Deposits") or similar pass-through FDIC insured product.

(f)     Except as set forth in Section 3.17(f) of the ICB Letter, Bank has posted debit card transactions, including point of sale and ATM transactions, checks and any other form of transfer to the accounts of its customers in chronological or "real time" order as the transactions were presented to Bank and such posting order has been used by Bank since no later than January 1, 2016.

Section 3.18     Investment Portfolio.

(a)     Section 3.18(a) of the ICB letter sets forth a complete and accurate list, as of December 31, 2018, of all investments owned by Bank (the “Investments”), including (i) the fair market value of each such investment as passed upon by an independent third-party valuation agency, and (ii) the rating, if any, of each such investment as passed upon by the ratings agency of Standard & Poor’s or Moody’s Investor Service.

(b)     Except as set forth in Section 3.18(b) of the ICB Letter, Bank owns the Investments free and clear of any Encumbrance.

(c)     Bank shall promptly after the end of each month after the date hereof and immediately prior to Closing deliver to ANC a current report of securities and pledged securities.

Section 3.19     Interest Rate Risk Management Instruments. Except as set forth in Section 3.19 of the ICB Letter, Bank has not entered into or is subject to any interest rate swaps, caps, floors, option agreements or other interest rate risk management arrangements or any other derivative instruments, including without limitation, currency, commodity, futures and options (collectively, “Interest Rate Instruments”), whether entered into for the account of Bank or for the account of any customer of Bank. All such Interest Rate Instruments have been entered into in material compliance with applicable Law.

Section 3.20     Other Activities.

(a)     Except as set forth in Section 3.20(a) of the ICB letter, after December 31, 2016, neither Bank, or to the Knowledge of Bank, any of its current or former directors, officers or employees serves or has served in a fiduciary capacity, including as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, with respect to any account held by Bank.

(b)     With respect to all agreements pursuant to which Bank has purchased securities subject to an agreement to repurchase by the seller, if any, Bank has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement and, as of the date hereof, the value of such collateral equals or exceeds the amount of the debt secured thereby.

(c)     Bank is not a party to any agreement with any individual or group regarding the Community Reinvestment Act (12 U.S.C. 2901 et. seq.) and Bank is not aware of, and Bank has not been advised of, or has any reason to believe that any facts or circumstances exist, which would cause Bank (i) to be deemed not to be in satisfactory compliance with the Community Reinvestment Act, and the regulations promulgated thereunder, or to be assigned a rating for Community Reinvestment Act purposes by federal or state bank regulators of lower than “satisfactory”, or (ii) to be deemed to be operating in violation of the federal Bank Secrecy Act, as amended, and its implementing regulations (31 C.F.R. Part 103), the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, and the regulations promulgated thereunder (the “USA PATRIOT Act”), any sanctions regimes administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), or any other applicable anti-money laundering statute, rule or regulation, or (iii) to be deemed not to be in satisfactory compliance with the applicable data privacy, safeguarding, and breach notice requirements for customer information requirements contained in any federal and state privacy laws and regulations, including in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by Bank pursuant to 12 C.F.R. Part 364. Furthermore, the Bank Board has adopted and Bank has implemented (i) an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Entity and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act, (ii) an OFAC sanctions compliance program, and (iii) a data privacy and safeguarding program under applicable federal requirements.

(d)     Except as set forth in Section 3.20(d) of the ICB Letter, none of Bank nor any of its directors, officers or employees is required to be registered, licensed or authorized under any applicable Laws or industry requirements as an investment adviser, a broker or dealer, an insurance or mortgage agent, agency or company, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, investment adviser, representative or solicitor, a counseling officer, a sales person, a real-estate agent or in any similar capacity with a Governmental Entity or industry regulator.

Section 3.21     Transactions with Affiliates. Except as set forth in Section 3.21 of the ICB Letter, there are no outstanding loan amounts payable to or receivable from, or advances by Bank to, and Bank is not otherwise a creditor or debtor to, any Related Person or employee of Bank, other than as part of the normal and customary terms of such persons’ employment or service as a director with Bank. All Contracts between Bank and any of its Affiliates, or any Related Persons or any employees, comply, to the extent applicable, with Regulation O.

Section 3.22     Regulatory Approvals. To the Knowledge of Bank, there is no reason relating to Bank or any of its Affiliates that the Specified Regulatory Approvals should not be obtained in a prompt and timely manner.

Section 3.23     Insurance. Bank has made available to ANC prior to the date of this Agreement copies of all insurance policies which are maintained by Bank which names Bank as an insured (or loss payee), including those which pertain to Bank’s assets, directors, employees or operations. All such insurance policies are in full force and effect and all premiums due thereunder have been paid. Bank has not received notice of cancellation or default under any such policy or notice of any pending or threatened termination or cancellation, coverage limitation or reduction or material premium increase with respect to any such policy. Bank is not in breach of, or default under, any such insurance policy. There is no material claim by Bank pending under any such insurance policy covering the assets, business, equipment, properties, operations, employees, officers or directors of Bank or any of its Affiliates as to which coverage has been questioned, denied or disputed by the underwriters of such policies. Bank has given all required notices under each such policy to the applicable underwriter (or underwriter’s representative).

Section 3.24     Brokers. No broker, investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Bank or ICB or any of their Affiliates.

Section 3.25     Environmental Matters. Bank is in compliance in all material respects, and has been in compliance in all material respects since January 1, 2016, with any Law or Order relating to (i) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (ii) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, or (iii) noise, order, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively “Environmental Laws”). There are no legal, administrative, arbitral or other proceedings, claims or actions, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could be reasonably expected to result in the imposition, on Bank of any liability or obligation arising under any environmental Law, pending or, or to the Knowledge of Bank, threatened against Bank, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Bank. To the Knowledge of Bank, there is not reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Bank.

Section 3.26     Disclosure. To the Knowledge of Bank, no representation or warranty or other statement made by ICB or Bank in this Agreement, the ICB Letter, the certificates delivered pursuant to this Agreement contains, or will contain, any untrue statement of material fact or omits or will omit to state any material fact necessary to make the statements contained herein or therein, in light of the circumstances under which it was or will be made, not misleading.

ARTICLE IV
COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 4.1     Conduct of Business.

(a)     During the period from the date of this Agreement through the Closing Date, Bank shall, and ICB shall cause Bank to, conduct its business in the ordinary course of business consistent with past practice and use commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and use commercially reasonable efforts to preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall be materially unimpaired at the Closing Date.

(b)     Unless such action is taken in the ordinary course of business consistent with past practice, Bank shall not, and ICB shall cause Bank to not, without the prior written consent of ANC:

(i)     (A) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its stockholders in their capacity as such, except that Bank may continue to pay ordinary dividends to ICB consistent with past practice, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire, any such shares or other securities;

(ii)     authorize for issuance, issue, deliver, sell, pledge, dispose of, grant, transfer or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities, equity equivalent or convertible or exchangeable securities, including granting or issuing any new or additional stock appreciation rights;

(iii)     amend the Bank Articles or the Bank Bylaws or alter (through merger, liquidation, reorganization, restructuring or in any other fashion) the corporate structure or ownership of Bank;

(iv)     materially change its interest rate or fee pricing policies with respect to Bank Deposits or Bank Loans except in situations where Bank determines doing so is reasonably necessary to help retain a customer relationship that, due to competitive market factors or the announcement of this Agreement, may not otherwise be retained subject to restrictions as outlined below in Sections 4.1(b)(v) and (vi);

(v)     amend, terminate, waive or modify any of the terms of any Bank Deposit in excess of $250,000;

(vi)     (A) enter into any new line of business or product marketing campaign which is inconsistent with past practices with regard to pricing, (B) amend, modify or waive its lending, mortgage servicing process, investment, underwriting, risk and asset liability management, loan, personnel, risk management or other banking and operating policies, (C) make any underwriting exceptions in making or renewing any consumer loans, except as required by applicable Laws and in compliance with existing Bank policies and procedures, (D) introduce any new loan or credit products or (E) make any of the Bank Deposits into new account CDARS Deposits;

(vii)     subject to clauses (iv), (v) and (vi) above, fail to make additional extensions of credit in the ordinary course of business consistent with past practices (subject to Bank’s customary credit qualifications and underwriting practices);

(viii)     close, sell, consolidate, or relocate any of Bank’s branches;

(ix)     make any material change, except those required to maintain integrity of the systems or to protect against cyber-attacks (the aggregate cost of which is not to exceed $100,000) in any information technology system utilized by Bank;

(x)     sell, transfer, lease, license (as licensor of Intellectual Property Rights of Bank) mortgage, encumber or otherwise dispose of any of its properties or assets, except those not material to Bank;

(xi)     acquire, lease (as lessee) or sell or lease (as lessor) any real property other than the disposition of OREO;

(xii)      (A) incur, assume or modify any indebtedness for borrowed money, guarantee, endorse or otherwise become liable or responsible for (whether directly, contingently or otherwise) any such indebtedness or other obligations of another Person or make any loans or advances (other than Bank Loans) or capital contributions to, any other Person, other than borrowings by Bank from the Federal Home Loan Bank of Des Moines with maturities not exceeding three months, (B) issue or sell any debt securities or warrants or other rights to acquire any debt securities of Bank, (C) enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or (D) enter into any arrangement having the economic effect of any of the foregoing;

(xiii)     terminate without cause the employment of or hire any employee whose annual compensation exceeded or is reasonably expected to exceed $60,000 annually;

(xiv)     knowingly violate or knowingly fail to perform any material obligation or duty imposed upon Bank by any applicable Law;

(xv)     make or adopt any material change to its (A) credit, loan or risk policies, (B) methodology for determining its allowance for loan and lease losses (except as may be required by any Law or any directive of any Governmental Entity), or (C) its accounting methods, practices, or policies (other than actions required to be taken by GAAP);

(xvi)     make any material change in internal control over financial reporting;

(xvii)     enter into or amend any Contract (A) that would, after the Closing Date, restrict ANC or any of its Affiliates (including Bank) with respect to engaging in any line of business or in any geographical area, or (B) that contains exclusivity, most favored nation pricing or other provisions or non-solicitation provisions;

(xviii)     waive or release any material right or claim or pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice and applicable Bank policies or in accordance with their terms, of liabilities reflected or reserved against in the most recent Bank interim financial statement prior to the date hereof or incurred in the ordinary course of business consistent with past practice;

(xix)     initiate, settle or compromise any Action; or

(xx)     authorize, recommend, propose or announce an intention to do any of the foregoing or enter into any Contract to do any of the foregoing.

(c)     Except as otherwise expressly contemplated by this Agreement or as set forth in Section 4.1(c) of the ICB Letter, Bank shall not, and ICB shall cause Bank to not, without the prior written consent of ANC which will not be unreasonably withheld:

(i)     where the total credit exposure in the aggregate to any single borrower or group of related borrowers is in excess of $250,000 (A) enter into or approve any new Bank Loan, or (B) enter into or approve any renewal, modification, extension of maturity, alteration or waiver of any of the material terms;

(ii)     enter into, purchase or sell any new loan participations (including, without limitation, any participations involving Affiliates of Bank), except Bank may sell participations as necessary to comply with its legal lending limitations;

(iii)     purchase or invest in any securities or other Investments other than United States Treasury securities with a maturity of two (2) years or less;

(iv)     (A) acquire or agree to acquire by merging or consolidating with, by purchasing a substantial portion of the assets of or equity in or by any other manner, any business or any corporation, limited liability company, partnership, association or other business organization or division thereof or otherwise acquire, or agree to acquire, any assets other than assets acquired in the ordinary course of business consistent with past practice and not material to Bank, or (B) make or agree to make any new capital expenditure or expenditures which, individually, is in excess of $25,000 or, in the aggregate, are in excess of $100,000;

(v)     except as required to implement the transactions contemplated by this Agreement, pursuant to existing agreements with Bank officers or employees (A) grant, increase or accelerate the vesting or payment of, or announce or promise to grant, increase or accelerate the vesting or payment of, any compensation or benefits payable or to become payable to its directors, officers or employees, including any increase or change pursuant to any Bank Plan, except in a manner which is consistent with Bank’s normal and customary past practices and except to pay those bonuses to Bank employees as of the Closing Date (as noted in Section 6.11) or as required by Law, or (B) or establish, adopt, enter into, amend or take action to enhance or accelerate any rights or benefits under (or promise to take any such action(s)) any agreement, plan or arrangement that would constitute a Bank Plan if it were in existence on the date hereof, in either case except as required by Law or by any written Contract or any Bank Plan in existence on the date hereof;

(vi)     fail to ensure that the charge-offs, write-downs and OREO and other Owned Property valuations established on Bank’s books and records between the date hereof and the Closing Date will be established in accordance with the requirements of GAAP consistently applied with Bank’s past practice and regulatory requirements, and will properly reflect the losses incurred on outstanding Bank Loans (including accrual interest receivable);

(vii)     prepare or file any Tax Return inconsistent with past practice or, on any such Tax Return, take any position, make any election or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods, except as required by Law, settle or compromise any claim relating to Taxes, enter into any closing agreement or similar agreement relating to Taxes, otherwise settle any dispute relating to Taxes, or request any ruling or similar guidance with respect to Taxes;

(viii)     (A) enter into, amend, modify or terminate any Bank Contract, (B) waive, release or assign any rights under any Bank Contract, or (C) enter into, renew or become subject to any Interest Rate Instrument whether for the account of Bank or any of its customers;

(ix)     except for agreements for the sale of Bank automobiles to Bank employees, enter into any material agreement or arrangement with any Related Person; or

(x)     except for actions or omissions otherwise permitted by this Agreement, take any action that would reasonably be expected to, or omit to take any action where such omission would reasonably be expected to, prevent, materially delay or impede the consummation of the transactions contemplated by this Agreement.

Section 4.2     No Solicitation. From the date hereof until the earlier of the Closing Date or the date on which this Agreement is terminated in accordance with the terms hereof, ICB shall not, nor shall it permit any of its Affiliates to, nor shall it authorize or permit any Representative of ICB or any of its Affiliates to, directly or indirectly (i) solicit, initiate or knowingly facilitate, induce or encourage the submission of any Acquisition Proposal (as hereinafter defined) or any proposal that could reasonably be expected to lead to an Acquisition Proposal, (ii) enter into any letter of intent, agreement in principle or Contract providing for, relating to or in connection with, any Acquisition Proposal or any proposal that could reasonably be expected to lead to an Acquisition Proposal, (iii) enter into, continue or otherwise participate in any discussions or negotiations with any Third Party with respect to any Acquisition Proposal, or (iv) furnish to any Third Party any information regarding Bank or its Affiliates, or afford access to the properties, books and records of Bank or its Affiliates, to any Third Party in connection with or in response to any Acquisition Proposal. For purposes of this Agreement, “Acquisition Proposal” means any transaction or series of related transactions other than the transactions contemplated by this Agreement involving (i) any acquisition or purchase from ICB by any Third Party of any voting securities of Bank, (ii) any tender offer or exchange offer that if consummated would result in any Third Party beneficially owning any voting securities of Bank, (iii) any merger, consolidation, business combination, recapitalization or similar transaction involving Bank, (iv) any sale, lease, exchange, transfer, license, acquisition or disposition of more than 5% of the assets (based on the fair market value thereof) of Bank outside the ordinary course of Bank’s business, or (v) any liquidation or dissolution of Bank. For purposes of this Agreement, “Third Party” means any Person or group (as defined under Section 13(d) of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder) other than ANC and its Affiliates.

ARTICLE V
TAX MATTERS

Section 5.1     Tax Covenants.

(a)     ICB (and, prior to the Closing, Bank, its Affiliates and their respective Representatives) shall not, to the extent it may affect, or relate to, Bank, make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action or enter into any other transaction that would result in a material increase of the Tax liability or material reduction of any Tax asset of ANC or Bank in respect of any Post-Closing Tax Period. ICB agrees that ANC is to have no liability for any Tax resulting from any such action of ICB, Bank, its Affiliates or any of their respective Representatives, and agrees to indemnify and hold harmless ANC (and, after the Closing Date, Bank) against any such Tax or reduction of any Tax asset.

(b)     All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the transactions contemplated hereby (including any real property transfer Tax and any other similar Tax) shall be borne and paid by ICB when due. ICB shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and ANC shall cooperate with respect thereto as necessary).

(c)     ICB shall prepare or cause to be prepared all Tax Returns for ICB and Bank for all Pre-Closing Tax Periods other than the Straddle Periods (as defined in Section 5.1(e)), and shall timely pay, or cause to be timely paid, all Taxes of ICB and Bank due on such Tax Returns. All such Tax Returns shall be correct and complete and shall be prepared on a basis consistent with the past practice of ICB and Bank. At least thirty (30) days prior to the due date of any such Tax Return (taking into account all applicable extensions), ICB shall cause any such Tax Return to be delivered to ANC for its review and such Tax Return shall not be filed without the written consent of ANC, which consent shall not be unreasonably withheld. The party responsible for filing any such Tax Return shall timely file such Tax Return.

(d)     ANC shall prepare and file, or cause to be prepared and filed, any and all other Tax Returns required to be filed by Bank. ICB shall pay (or cause to be paid) to ANC, within thirty (30) days before the date on which Taxes are to be paid with respect to such Tax Returns for a Straddle Period, an amount equal to the portion of such Taxes which relates to the portion of such taxable year ending on the Closing Date owed by ICB pursuant to the provisions of Section 5.1(e). Subject to the preceding sentence, ANC shall pay (or cause to be paid) all Taxes shown as due and owning on all such Tax Returns. No payment pursuant to this Section 5.1(d) shall excuse ICB from its indemnification obligations pursuant to Section 5.2 if the amount of Taxes as ultimately determined (on audit or otherwise) for the periods covered by such Tax Returns exceeds the amount of ICB’s payment under this Section 5.1(d).

(e)     ICB shall, unless prohibited by applicable Law, close the taxable period of Bank as of the close of business on the Closing Date. If applicable Law does not permit ICB to close Bank’s taxable year on the Closing Date or in any case in which a Tax is assessed with respect to a taxable period which includes the Closing Date (but does not begin or end on that day) (a “Straddle Period”), (i) real, personal and intangible property Taxes and similar Taxes (“Property Taxes”) shall be apportioned between (A) the period up to and including the close of business on the Closing Date, and (B) the period subsequent to the Closing Date on a daily pro-rata basis, and (ii) all Taxes other than Property Taxes shall be allocated (A) to ICB for the period up to and including the close of business on the Closing Date, and (B) to ANC for the period subsequent to the Closing Date. Any allocation of income or deductions required to determine any Taxes other than Property Taxes attributable to a Straddle Period shall be made by means of a closing of the books and records of Bank as of the close of the Closing Date; provided, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period.

Section 5.2     Tax Indemnification. ICB shall be liable for and shall indemnify and hold the ANC Indemnitees (as defined in Section 8.2) harmless from and against, and pay to the ANC Indemnitees the amount of, any and all Losses in respect of (i) all Taxes that are imposed on, allocated or attributable to or incurred or payable by ICB or Bank (A) for any taxable period ending on or before the Closing Date, including those Taxes attributable to ICB or Bank under Section 5.1(c) and (d), (B) that arise under Treasury Regulations Section 1.1502-6 or any similar provision of U.S. state, local or foreign Law with respect to affiliations prior to the Closing, (C) that arise under principles of transferee or successor liability or by contract with respect to transactions occurring prior to the Closing, (D) that are imposed on, allocated or attributable to or incurred or payable by ICB (including capital gains Taxes arising as a result of this Agreement) or any of its Affiliates (excluding Bank) for any taxable period, or (E) for the portion of any Straddle Period ending at the close of business on the Closing Date (determined as provided in Section 5.1(e)), (ii) the failure to perform any covenant contained in this Article V with respect to Taxes, and (iii) any failure by ICB to timely pay any and all Taxes required to be borne by ICB pursuant to Section 5.1(b).

Section 5.3     Tax Audits.

(a)     If notice of any Action with respect to Taxes of ICB or Bank (a “Tax Claim”) shall be received by any party, the first notified party shall notify such other parties in writing of such Tax Claim; provided, however, that the failure of the notified party to give the other parties notice as provided herein shall not relieve such failing party of its benefits or obligations under this Article V except to the extent that the other parties are actually and materially prejudiced thereby.

(b)     To the extent such Tax Claim is subject to indemnification by ICB pursuant to Section 5.2 or relates exclusively to taxable periods ending on or before the Closing Date, ICB shall have the right to control the handling and disposition of such Tax Claim (and to employ counsel of its choice at its expense) and ANC shall be entitled to participate in such Tax Claim (and to employ counsel of its choice at its expense). ANC’s right to participate in the handling and disposition of such Tax Claim shall include the right to receive copies of all correspondence from any Tax Authority relating to such Tax Claim, attend meetings and review and comment on submissions relating to any such Tax Claim, and ICB shall consider in good faith any comments provided by ANC with respect thereto. ICB may not settle or compromise any such Tax Claim without the prior written consent of ANC, not to be unreasonably withheld. If ICB does not assume the control of the handling and disposition of such Tax Claim, ANC may assume control of the handling and disposition of such Tax Claim as it may deem appropriate. ANC shall have the right to control, and ICB shall have the right to participate in, the handling and disposition of any other such Tax Claim (and to employ counsel of its choice at its expense) to the extent such Tax Claim might result in an increase in the Tax liabilities as to which ICB is required to indemnify the ANC Indemnified Parties.

Section 5.4     Cooperation and Exchange of Information. ICB and ANC shall provide each other with such cooperation and information as either of them may reasonably request of the other in filing any Tax Return pursuant to this Article V or in connection with any audit or other proceeding in respect of Taxes of Bank. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by Tax Authorities. Each of ICB and ANC shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of Bank for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of Bank for any taxable period beginning before the Closing Date, ICB and ANC (as the case may be) shall provide the other party with reasonable written notice and offer the other party the opportunity to take custody of such materials.

Section 5.5     Allocation of Purchase Price. ICB and ANC acknowledge that the sale of the Bank Stock will be treated as a sale of Bank’s assets by ICB to ANC under the Code. ICB and ANC agree that the Purchase Price (plus other relevant items) shall be allocated among the assets of Bank for income tax purposes as shown on the allocation schedule (the “Allocation Schedule”). Within sixty (60) days after the Closing Date, ANC shall prepare and provide the Allocation Schedule to ICB for review and approval. ICB shall be entitled to review, comment on and approve such Allocation Statement for thirty (30) days, and ICB and ANC shall negotiate in good faith with respect to any disagreement on the Allocation Statement. Neither ANC nor ICB shall take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with such finally agreed upon allocation, unless otherwise required by Law. ANC and ICB shall allocate the Purchase Price in accordance with the Allocation Statement and all Tax Returns and reports filed by ANC, ICB and their respective Affiliates shall be prepared consistently with such allocation.

Section 5.6     Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon Bank shall be terminated as of the Closing Date and after such date Bank shall not have any further rights or liabilities thereunder.

Section 5.7     Disputes. Any dispute as to any matter covered in this Article V shall be resolved by the Independent Accountant designated in Section 1.6(c)(iii). The fees and expenses of the Independent Accountant shall be shared equally between ANC, on the one hand, and ICB, on the other hand.

Section 5.8     Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this Article V shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 5.9     Payments to ANC Indemnitees. Any Losses payable by ICB to the ANC Indemnitees pursuant to this Article V shall be satisfied from the Indemnity Escrow Fund established in accordance with Section 8.7(b) and shall not be subject to the Deductible established under Section 8.5(a).

Section 5.10     Time Limits. Any claim for indemnification under this Article V may be made at any time prior to the date that is eighteen (18) months after the Closing Date.

Section 5.11     Exclusivity. The indemnification provided for in Section 5.2 shall be the sole remedy for any claim in respect of Taxes (excluding, however, any claim arising out of or relating to a breach of Section 3.8 which shall be subject to the general indemnification provisions of Article VIII). In the event of a conflict between the provisions of this Article V, on the one hand, and the provisions of Article VIII, on the other, the provisions of this Article V shall control.

ARTICLE VI
ADDITIONAL AGREEMENTS

Section 6.1     Access to Information.

(a)     (i) Bank shall, and ICB shall cause Bank to, afford the officers, employees and authorized representatives of ANC and its Affiliates (including independent public accountants, attorneys and environmental consultants) access upon reasonable notice, during normal business hours, to the employees, vendors, service providers and properties of Bank and physical and electronic access to and copies of all the books, records, Contracts, documents, data reports, Tax Returns and other information in each case relating to Bank or the employees of Bank, and shall furnish to ANC and its Affiliates and their authorized agents and representatives such additional information and access relating to Bank and the employees of Bank as ANC may reasonably request. Bank shall cause its personnel to provide reasonable assistance to ANC in ANC’s investigation of matters relating to Bank and the employees of Bank; provided such assistance does not unreasonably interfere with such personnel’s job duties. Further, ANC, its Affiliates and their authorized agents and representatives (including its environmental consultants) shall be given access, at such reasonable times as agreed to by the parties, to the real property owned by Bank for all reasonable purposes, including, without limitation, conducting, at ANC’s option and sole expense, Phase I environmental site assessments of such real property. No investigation made by ANC or its Affiliates or their representatives hereunder shall affect the representations and warranties of ICB and Bank hereunder.

(b)     ANC and Bank shall mutually agree on a weekly date and time to review and discuss applications for Bank Loans exceeding the thresholds set forth in Section 4.1(c)(i) and any valuation adjustment to OREO in excess of $100,000.

(c)     With respect to Bank Loans, between the date of this Agreement and the Closing Date, Bank shall provide to ANC on a monthly basis no later than seven (7) Business Days following the end of each month, a report describing in reasonable detail (i) any Bank Loans which become Delinquent Loans or Classified Loans or any changes in the status of any Delinquent Loans, Classified Loans, restructured loans and such other loans as ANC may identify, including accrual classification, performance status and any charge-offs or recoveries, (ii) any deficiency or shortfall in the escrow account for any Bank Loan, (iii) in the event of a change in the quarterly calculation of the loan and lease loss reserve, and in any event as of the end of the month preceding the month in which the Closing Date is scheduled to occur, an updated calculation of Bank’s allowance for loan and lease losses, together with such supporting documentation as is necessary for ANC to review the accuracy and adequacy of such allowance; (iv) details of any letters of credit issued by Bank, including any changes in amounts outstanding under such letters of credit during the immediately preceding month, (v) any credit reserves, charge-offs, activity (including additions, sales and revaluations) on Bank OREO and other personal property owned, and any Bank Loan that is reclassified; and (vi) a report setting forth any exceptions from Bank’s loan policies with respect to each Bank Loan where the total credit exposure in the aggregate to any single borrower or group of related borrowers is in excess of $250,000.

(d)     With respect to the Investments, between the date of this Agreement and the Closing Date, Bank shall provide to ANC on a monthly basis consistent with receipt of third party reports a complete and accurate list of all Investments as of the last day of the immediately preceding month together with the fair market value thereof as of such date, in each case as determined by an independent qualified third party that is not a Related Person.

(e)     ICB shall make its tax accountant available to discuss with ANC’s tax accountant, and provide ANC’s tax accountant with copies of ICB’s consolidated Tax Returns for 2017 and, when available, Tax Returns for 2018, together with information related to tax computations and deferred tax calculations utilized in preparing such Tax Returns.

(f)     Following execution of this Agreement, ICB and Bank shall assist ANC in obtaining historical loan information that is reasonably available through Bank’s data processing vendor to assist ANC in complying with Accounting Standard Update 2016-13, issued by the Financial Accounting Standards Board in June 2015, Financial Instruments – Credit Losses (Topic 326).  Any fees charged by Bank’s data processing vendor for purposes of responding to ANC’s requests shall be paid by ANC.

(g)     All information obtained pursuant to this Section 6.1 shall be kept confidential in accordance with the Confidentiality Agreement, dated September 28, 2018, between ICB and ANC (the “Confidentiality Agreement”).

Section 6.2     Fees and Expenses. Whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such costs and expenses, with ICB being responsible for all such costs and expenses incurred by or on behalf of Bank if the Closing takes place. ICB shall also be solely responsible for payment of any retention arrangements with employees of Bank.

Section 6.3     Reasonable Best Efforts.

(a)     Upon the terms and subject to the conditions set forth in this Agreement, each of ANC, Bank and ICB agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including using reasonable best efforts to accomplish the following (i) the taking of all commercially reasonable acts necessary to cause the conditions precedent set forth in Article VII to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, Orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings with Governmental Entities (the “Requisite Regulatory Approvals”), (iii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals from Persons other than Governmental Entities, including the Required Third Party Consents, and the making of all necessary registrations, declarations and filings with such Persons, (iv) the taking of all commercially reasonable steps as may be necessary to avoid any Action by any Governmental Entity, and (v) obtaining approval of this Agreement and the transactions contemplated hereby by the shareholders of ICB at or prior to Closing.

(b)     Notwithstanding anything in this Agreement to the contrary (i) neither ANC nor ICB shall be obligated to contest any final action or decision taken by any Governmental Entity challenging the consummation of the transactions contemplated by this Agreement, (ii) in no event shall ANC or any of its Affiliates be required to offer or pay any consideration or agree to any requirement, restriction, covenant, undertaking, limitation or divestiture of any kind whatsoever as a condition to obtaining the Requisite Regulatory Approvals or in order to avoid, prevent or terminate any action by any Governmental Entity which would restrain, enjoin or otherwise prevent consummation of the transactions contemplated by this Agreement, (iii) ICB shall not, without ANC’s prior written consent, take or agree to take any action described in clause (i) or (ii) immediately above, and (iv) the condition in Section 7.1(b) shall not be deemed satisfied if any Requisite Regulatory Approval contains any conditions or restrictions other than conditions which impose an immaterial burden on ANC, Bank or any of their Affiliates or assets.

(c)     ANC and Bank will, upon request, furnish the other party with all information concerning itself, its Affiliates, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of any other party or any of its Affiliates with or to any third party or Governmental Entity in connection with the transactions contemplated hereby.

(d)     Each party shall use its reasonable best efforts to not take any action, or enter into any transaction, which would cause any of its representations or warranties contained in this Agreement to be untrue or result in a material breach of any covenant made by it in this Agreement.

Section 6.4     Public Announcements. Neither ANC, Bank nor ICB will issue any press release or publish any notice with respect to the transactions contemplated by this Agreement or otherwise issue any written public statements with respect to such transactions without prior consultation with the other party, except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange or the rules thereof. For avoidance of doubt, the disclosure of this Agreement and the transactions contemplated hereby (including the material terms hereof) in connection with the public reporting obligations of ANC under the Securities Exchange Act of 1934 shall not constitute a breach of this Section 6.4 and, to that end, ICB acknowledges that this Agreement will be filed with the Securities and Exchange Commission and thereafter publically available.

Section 6.5     Notification of Certain Matters. ANC shall use its reasonable best efforts to give prompt notice to ICB, and ICB shall use its reasonable best efforts to give prompt notice to ANC, of (i) the occurrence, or nonoccurrence, of any event the occurrence, or nonoccurrence, of which it is aware and which would be reasonably likely to cause (A) any representation or warranty of either party contained in this Agreement to be untrue or inaccurate in any material respect, or (B) any covenant, condition or agreement of either party contained in this Agreement not to be complied with or satisfied in all material respects, (ii) any failure of ANC, ICB or Bank, as the case may be, to comply in a timely manner with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, and (iii) any change, event or effect which individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect on Bank or on ANC, as the case may be. The delivery of any notice pursuant to this Section 6.5 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 6.6     Employees and Benefit Plans.

(a)     ICB and Bank acknowledge and agree that ANC shall be entitled to determine in its discretion which employees of Bank shall be continued as employees of Bank following the Closing Date and which employees may be terminated. Nothing in this Agreement shall be interpreted as limiting the power of ANC to cause Bank to offer to continue the employment of any employee or the engagement of any independent contractor of Bank. Nothing herein shall be deemed to be a guarantee of employment for any employee of Bank, or to restrict the right of Bank to terminate or cause to be terminated the employment of any such employee at any time for any or no reason with or without notice. ANC and Bank acknowledge and agree that all provisions contained in this Section 6.6 are included for the sole benefit of ANC and Bank, and that nothing in this Section 6.6, whether express or implied, shall create any third party beneficiary or other rights (i) in any other Person, including any employees, former employees, any participant in any employee benefit plan, program or arrangement (or any dependent or beneficiary thereof) of Bank, or (ii) to continued employment with ANC or Bank or continued participation in any employee benefit plan, program or arrangement.

(b)     Following the Closing Date, ANC shall cause employees of Bank that are retained as employees of Bank to be eligible to participate in any employee benefit plan, program or arrangement maintained by ANC or any of its Affiliates (each such plan, program or arrangement, a “ANC Plan”), and shall cause its Affiliates and the applicable ANC Plan to recognize prior service of such employees with Bank as service with ANC and its Affiliates to (i) credit each employee’s service with Bank or any predecessor employers thereto, to the extent credited under the analogous Bank Plan, as service with ANC and its Affiliates for purposes of eligibility and vesting under such ANC Plan, but not for any other purposes, including for purposes of determining benefit accruals or vacation benefits; provided, however, that in no event shall the employees be entitled to any credit to the extent that it would result in duplication of benefits with respect to the same period of service, and (ii) use commercially reasonable efforts to cause any and all pre-existing condition limitations, eligibility waiting periods, active employment requirements and requirements to show evidence of good health under such ANC Plan, to the extent that such conditions, exclusions and waiting periods would have been waived or satisfied under the analogous Bank Plan in which such employee participated immediately prior to the Closing Date, to be waived with respect to such employee and such individual’s spouse and eligible dependents who become participants in such ANC Plan, subject to the conditions, regulations, underwriting criteria or similar provisions imposed by any of ANC’s insurers. ICB acknowledges that ANC currently intends to satisfy the requirements of this Section 6.6(b) as to health, dental and vision insurance by enrolling the former Bank employees who are retained by Bank into ANC Plans as of the Closing Date and providing similar plan terms and options as the current Bank Plans until January 1, 2020, at which time such employees would become subject to the plan terms and entitled to select from the options then currently available to all ANC employees.

(c)     Prior to Closing, ICB and Bank shall cooperate with ANC to make suitable arrangements whereby ANC may interview employees of Bank to enable ANC to make decisions regarding staffing levels following the Closing Date.

Section 6.7     Certain Litigation.

(a)     ICB shall promptly advise ANC orally and in writing of any Action that could reasonably be expected to have a Material Adverse Effect on Bank, and shall keep ANC reasonably informed on a timely basis regarding any such Action. Each party shall promptly advise the other party orally and in writing of any actual or threatened Action against such party and/or the members of the Bank Board or the ICB Board related to this Agreement or the transactions contemplated by this Agreement.

(b)     ICB shall promptly advise ANC orally and in writing of the commencement of any investigation or audit by any Governmental Entity with respect to Bank or any of its directors or employees and shall keep ANC reasonably informed on a timely basis regarding any such investigation or audit (regardless of whether commenced before or after the date of this Agreement), including by promptly delivering to ANC copies of any correspondence relating thereto. ICB shall give ANC the opportunity to consult with ICB regarding such investigation or audit and shall consider ANC’s views with respect to such investigation or audit. The delivery of any notice pursuant to this Section 6.7 shall not limit or otherwise affect the remedies available hereunder to ANC.

Section 6.8     Transition Matters. From and after the Closing Date, ANC and ICB agree to fully cooperate with and assist one another in connection with the transition and conversion of any necessary customer accounts, files (including data processing files) and other information relating to Bank. Each of ANC and ICB also agree to provide each other, upon reasonable prior notice, with such information and data as is necessary to allow ANC and ICB to comply with all accounting, tax, regulatory reporting, payroll, audit or other compliance obligations relating to the customers, employees and operations of Bank, and each of ANC and ICB agree to timely take any and all action required by law to comply with such accounting, tax, regulatory and/or reporting obligations. Additionally, after the Closing, ANC and Bank will provide Karl W. Knock with reasonable access to the historic archives of Bank for personal archive purposes and to such other books and records of Bank as may reasonably be necessary with respect to the assets transferred to ICB pursuant to Section 1.5(d).

Section 6.9     Real Estate Title Matters. ICB and Bank shall (a) cooperate with ANC and provide such information as ANC may reasonably request from time to time, in connection with any application of ANC for title insurance with respect to any Bank owned real property, and (b) if requested by ANC, furnish abstracts of title for such owned real property, updated at the expense of ICB, that may be examined by ANC at its expense to confirm the status of title. If the examination discloses any Encumbrances or other defects of title objectionable to ANC (other than internal boundary issues related to Bank’s main office location), ANC will advise ICB of the same in writing promptly after receiving the title opinions with respect to such abstracts. As to any material matters to which ANC objects, ICB will take corrective action, at its expense, as is necessary to provide marketable title under Iowa title standards, and work with ANC to obtain an acceptable revised title opinion reflecting that such corrective action has been effective to address the title objection.

Section 6.10     Updates to ICB Letter. ICB and Bank shall promptly supplement, amend and update, as of five (5) Business Days prior to the Closing Date, the ICB Letter with respect to any matters or events hereafter arising which, if in existence or having occurred as of the date of this Agreement, would have been required to be set forth or described in the ICB Letter and including, without limitation, any fact which, if existing or known as of the date of this Agreement, would have made any of the representations or warranties of ICB and Bank contained herein incorrect, untrue or misleading. No such supplement, amendment or update shall become part of the ICB Letter unless ANC shall have first consented thereto in writing.

Section 6.11     Payment or Accrual of Employee Benefits. Prior to the Closing Date, Bank shall determine all deferred compensation, 401(k) contributions, payroll taxes, bonus or incentive payments, retention payments owing under the officer retention agreements identified on Schedule 3.11 of the ICB Disclosure Letter and any other benefits accrued up to and including the Closing Date and accrue all such amounts owing to its employees on or prior to the Closing Date, such that such accruals can be taken into account in determining the Purchase Price in accordance with Schedule 1.2. All accrued unused paid time off as of the Closing Date shall be determined and paid out by Bank prior to the Closing Date.

Section 6.12     ESOP Matters. ICB and Bank agree that sponsorship of the Bank ESOP shall be transferred from Bank to ICB prior to Closing in accordance with the plan documents and applicable Law and, as part of such transfer, ICB shall become the named fiduciary of the Bank ESOP under ERISA and shall assume all liabilities and obligations imposed on the sponsor of the Bank ESOP under the plan documents and applicable Law. In connection with transfer of such sponsorship, Bank shall also be released from any and all obligations, duties and responsibilities imposed or arising under any agreements or documentation relating to the Bank ESOP.

Section 6.13     Divestiture of Subsidiary. ICB and Bank agree to take all action that may be necessary to (a) fully divest Bank of its equity ownership interest in Iowa Community Financial Services, LLC (“Iowa Community”) prior to the Closing Date, (b) terminate any Contracts between Bank and Iowa Community, and (c) to obtain a release of any and all liabilities, claims, debts or other obligations that may be now or hereafter owing by Bank to Iowa Community. To the extent any amounts may be owing by Bank to Iowa Community on or prior to the Closing Date, such amounts shall be accrued on Bank’s financial statement such that those amounts can be taken into account in determining the Purchase Price in accordance with Schedule 1.2. In the event ICB and Bank are unable to arrange for a sale of Iowa Community, then prior to Closing, ICB and Bank shall take such action as necessary to transfer to ICB the Bank’s equity ownership interest in Iowa Community.

Section 6.14     401(k) Plan and Deferred Compensation Matters. At or prior to Closing, Bank shall take all actions required, including any actions reasonably requested by ANC, to terminate its 401(k) plan (“Bank’s 401(k) Plan”) in accordance with the plan documents and applicable Law. After Closing, ANC shall assist any Bank employees hired to continue employment at Bank in participating in a 401(k) plan sponsored by ANC that will accept rollover contributions from Bank’s 401(k) Plan. All expenses associated with termination and wind up of Bank’s 401(k) Plan, including, without limitation, fees payable to the plan trustee, third party administrator or any other service provider for administrative services related to wind up activities, shall be payable directly by Bank and an estimate of such fees shall be accrued as an expense on the Closing Date Financial Statements. Post-Closing, ANC shall cause Bank to continue to fulfill the payment obligations of Bank’s outstanding deferred compensation arrangements, identified on Schedule 3.11 of the ICB Disclosure Letter (“Bank’s Deferred Compensation Liabilities”). Bank’s Deferred Compensation Liabilities shall be valued for purposes of the financial statements used in calculating the Closing Date Payment and for purposes of the Closing Date Financial Statements utilizing a discount rate of 5.5% and ICB and Bank agree to provide ANC with work papers reflecting the valuation of the Bank’s Deferred Compensation Liabilities in accordance with such discount rate prior to the Closing.

Section 6.15     Trust Preferred Securities. Prior to the Closing, ICB agrees to coordinate with the Indenture Trustee and take all actions necessary under Section 12.1 of the Indenture to provide for the satisfaction and discharge of the ICB Indenture at Closing and the eventual redemption of the ICB Debenture and the Trust Securities on the date determined by ICB and the Indenture Trustee. The amount so determined by the Indenture Trustee as required under Section 12.1(b) of the ICB Indenture to provide for satisfaction and discharge of the ICB Indenture as of the Closing Date shall be referred to herein as the “Indenture Satisfaction Amount” and the Indenture Satisfaction Amount shall be deposited with the Indenture Trustee at Closing in accordance with Section 12.2 of the ICB Indenture to be held in trust for redemption of the ICB Debenture and the Trust Securities. ICB agrees to provide ANC with copies of all correspondence and documents with the Indenture Trustee related to the satisfaction and discharge process.

Section 6.16     Bank-Owned Life Insurance. ICB and Bank agree to take all action that may be necessary to transfer prior to the Closing Date the split dollar bank-owned life insurance policies owned by Bank and identified on Schedule 6.16(a) of the ICB Disclosure Letter, together with the related rights and obligations, to either the individuals whose lives are covered by such policies or to ICB, including notifying the issuing insurance company of such transfer and taking all action as may be necessary to transfer ownership of such policies on the books and records of the issuing insurance company. As part of such transfer, the transferee shall expressly assume and agree to fully perform and discharge any liabilities or obligations arising under such policies. All other bank-owned life insurance, identified on Schedule 6.16(b) of the ICB Disclosure Letter, shall remain assets of Bank and may be terminated or retained as ANC deems appropriate. Such bank-owned life insurance policies are being carried on Bank’s financial statements at the cash surrender value of such policies as of the date of such financial statements.

ARTICLE VII
CONDITIONS PRECEDENT TO closing

Section 7.1     Conditions to Each Party’s Obligations. The respective obligations of ANC and ICB to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver by ANC and ICB, at or prior to the Closing Date, of the following conditions:

(a)     No Order. No court or other Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law, regulation or Order (whether temporary, preliminary or permanent) which is then in effect prohibiting or having the effect of making illegal the consummation of the transactions contemplated by this Agreement, and no Governmental Entity shall have instituted any Action that is pending seeking such an Order.

(b)     Approval of Governmental Entities. All Requisite Regulatory Approvals (including, without limitation, the Specified Regulatory Approvals) shall have been obtained upon terms and conditions acceptable to ANC, all conditions shall have been satisfied, and the Requisite Regulatory Approvals (including, without limitation, the Specified Regulatory Approvals) shall remain in full force and effect and all mandatory statutory waiting periods in respect thereof shall have expired.

(c)     Governmental Entity Action. There shall not be instituted, pending or threatened any Action by a Governmental Entity (i) relating to this Agreement or any of the transactions contemplated herein, or (ii) which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Bank or ANC.

(d)     Shareholder Approval. The shareholders of IBC shall have approved this Agreement and the transactions contemplated hereby.

Section 7.2     Conditions to Obligation of ICB. The obligation of ICB to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver by ICB, at or prior to the Closing Date, of the following additional conditions:

(a)     Performance of Obligations. ANC shall have performed in all material respects each of its agreements contained in this Agreement required to be performed on or prior to the Closing Date.

(b)     Representations and Warranties. Each of the representations and warranties of ANC contained in this Agreement that is qualified by materiality (including a Material Adverse Effect) shall, except to the extent so qualified, be true and correct as of the date hereof and on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall, except to the extent so qualified, be true and correct as of such certain date) and each of the representations and warranties of ANC contained in this Agreement that is not so qualified shall be true and correct as of the date hereof and true and correct in all material respects on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date), in each case except as contemplated or permitted by this Agreement.

(c)     Officer’s Certificate. ICB shall have received a certificate of an executive officer of ANC to the effect that each of the conditions set forth in this Section 7.2(a) and (b) has been satisfied.

(d)     ANC Deliveries. ANC shall have delivered to ICB at or prior to Closing the deliveries specified in Section 1.5(b).

Section 7.3     Conditions to Obligation of ANC. The obligation of ANC to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver by ANC, at or prior to the Closing Date, of the following additional conditions:

(a)     Performance of Obligations. ICB and Bank shall have each performed in all material respects their respective agreements contained in this Agreement required to be performed on or prior to the Closing Date.

(b)     Representations and Warranties; Material Adverse Effect.

(i)     Representations and Warranties. Each of the representations and warranties of ICB and Bank contained in this Agreement that is qualified by materiality (including a Material Adverse Effect) shall, except to the extent so qualified, be true and correct as of the date hereof and on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall, except to the extent so qualified, be true and correct as of such certain date) and each of the representations and warranties of ICB and Bank contained in this Agreement that is not so qualified shall be true and correct as of the date hereof and true and correct in all material respects on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date), in each case except as contemplated or permitted by this Agreement.

(ii)     Since the date of this Agreement, there shall not have been any event, occurrence, fact, condition, effect, change or development that, individually or in the aggregate, has had or would be reasonably expected to have a Material Adverse Effect on Bank.

(c)     Officers’ Certificate. ANC shall have received a certificate of an executive officer of each of ICB and Bank to the effect that each of the conditions set forth in this Section 7.3(a) and (b) has been satisfied.

(d)     ICB Deliveries. ICB shall have delivered to ANC at or prior to the Closing the deliveries specified in Section 1.5(c).

(e)     Consents. ICB and/or Bank shall have obtained the Required Third-Party Consents.

(f)     Employment Agreements. The individuals identified in Section 7.3(f) of the ANC Letter and ANC or Bank shall have executed employment agreements no later than the date of this Agreement and such employment agreements shall remain in full force and effect and scheduled to become effective as of the Closing Date.

(g)     Non-Compete Agreement. ICB and Karl W. Knock shall have executed the Non-Compete and Non-Solicitation Agreement in substantially the form attached to Exhibit C hereto (the “Non-Compete Agreement”).

(h)     Transfer of ESOP Sponsorship. Sponsorship of the Bank ESOP shall have been transferred from Bank to ICB, and Bank shall have been released from any obligations as sponsor arising under any agreements or documentation relating to the Bank ESOP, all as outlined in Section 6.12.

(i)     Discharge of Indenture. The Indenture Trustee shall have determined the Indenture Satisfaction Amount and provided a certification thereof to ICB and all other matters required to satisfy and discharge the ICB Indenture at Closing through deposit of the Indenture Satisfaction Amount with the Indenture Trustee shall have been completed.

(j)     Real Estate Matters. The results of any title opinions for, and any Phase I environmental assessments of, the real property owned by Bank shall be acceptable to ANC in its discretion.

(k)     Divestiture of Subsidiary. Bank shall have completed the matters outlined in Section 6.13 with respect to Iowa Community.

(l)     Transfer of Policies. ICB and Bank shall have completed the termination or transfer of the split dollar insurance policies bank-owned life insurance policies as outlined in Section 6.16.

(m)     Bank’s 401(k) Plan Termination. Bank shall have terminated Bank’s 401(k) Plan as outlined in Section 6.14.

ARTICLE VIII

INDEMNIFICATION

Section 8.1     Survival. The representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months after the Closing Date. All covenants and agreements of the parties contained herein shall survive the Closing for a period of eighteen (18) months, other than the covenants and agreements contained in this Article VIII which shall survive for the period specified herein. Notwithstanding the foregoing, any claims for indemnification asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the indemnified party to the indemnifying party prior to the expiration date of the survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 8.2     Indemnification by ICB. Subject to the other terms and conditions of this Article VIII, and subject to limitations relating to materiality and Material Adverse Effect in determining whether a breach of any representation or warranty has occurred, ICB shall indemnify and defend each of ANC and its Affiliates (including Bank) and their respective Representatives (collectively, the “ANC Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the ANC Indemnitees based upon, arising out of, with respect to or by reason of:

(a)     any inaccuracy in or breach of any of the representations or warranties of ICB or Bank contained in this Agreement or in any certificate or instrument delivered by or on behalf of ICB or Bank pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)     any breach or non-fulfillment of any covenant, agreement or obligation to be performed by ICB or Bank pursuant to this Agreement (including any covenant, agreement or obligation contained in Article V);

(c)     any claim based upon the rights as such of any shareholder or former shareholder of ICB or Bank, or of any employee or former employee of ICB or Bank, which claim or right arose as of or prior to the Closing Date;

(d)     any claim brought by a Person not a party to this Agreement and which claim is based upon any action or inaction on or before the Closing Date by ICB, Bank or Iowa Community, or the Representatives of ICB, Bank or Iowa Community;

(e)     any Losses with respect to Taxes under the indemnification provisions of Section 5.2; or

(f)     any claim, liability or obligation arising from or in any manner related to the Bank ESOP or Bank’s sponsorship of the Bank ESOP (an “ESOP Claim”).

Section 8.3     Indemnification by ANC. Subject to the other terms and conditions of this Article VIII, and subject to limitations relating to materiality and Material Adverse Effect in determining whether a breach of any representation or warranty has occurred, ANC shall indemnify and defend each of ICB and its Affiliates and their respective Representatives (collectively, the “ICB Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the ICB Indemnitees based upon, arising out of, with respect to or by reason of:

(a)     any inaccuracy in or breach of any of the representations or warranties of ANC contained in this Agreement or in any certificate or instrument delivered by or on behalf of ANC pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b)     any breach or non-fulfillment of any covenant, agreement or obligation to be performed by ANC pursuant to this Agreement.

Section 8.4     Indemnification by Knocks. Subject to the other terms and conditions of this Article VIII, Knocks shall, jointly and severally, indemnify and defend the ANC Indemnitees against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses up to the amount of the ESOP Escrow Fund, as defined in Section 8.7(c), incurred or sustained by, or imposed upon, the ANC Indemnitees based upon, arising out of, with respect to or by reason of an ESOP Claim, with the Knocks indemnification obligation for ESOP Claims to begin on the date that is eighteen (18) months following the Closing Date and to continue thereafter for a period of eighteen (18) months as provided in Section 8.5(e).

Section 8.5     Certain Limitations. The indemnification provided for in Section 8.2, Section 8.3 and Section 8.4 shall be subject to the following limitations:

(a)     ICB shall not be liable to the ANC Indemnitees for indemnification under Section 8.2(a), (c) or (d) until the aggregate amount of all Losses in respect of indemnification under Section 8.2(a), (c) or (d) exceeds Twenty-Five Thousand Dollars ($25,000) (the “Deductible”), in which event ICB shall be required to pay or be liable for all such Losses that exceed the Deductible. For avoidance of doubt, Losses related to claims for indemnification under Section  8.2(b), (e) or (f) shall not be subject to the Deductible and shall be paid from the first dollar of Losses.

(b)     ANC shall not be liable to the ICB Indemnitees for indemnification under Section 8.3(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.3(a) exceeds the Deductible, in which event ANC shall be required to pay or be liable for all such Losses in excess of the Deductible. For avoidance of doubt, Losses related to claims for indemnification under Section 8.3(b) shall not be subject to the Deductible and shall be paid from the first dollar of Losses.

(c)     For purposes of this Article VIII, the calculation of the amount of any Losses hereunder shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

(d)     Any claim for indemnification by the ANC Indemnitees under Section 8.2(a), (b), (c), (d), (e) or (f), or any claim for indemnification by the ICB Indemnitees under Section 8.3(a) or (b), shall be made prior to the end of the period that is eighteen (18) months after the Closing Date.

(e)     Any claim for indemnification by the ANC Indemnitees under Section 8.4 shall be made only during the period commencing on the date that is eighteen (18) months after the Closing Date and prior to the end of the period that is thirty-six (36) months after the Closing Date. For avoidance of doubt, Losses related to claims for indemnification under Section 8.4 shall not be subject to the Deductible and shall be paid from the first dollar of Losses.

Section 8.6     Indemnification Procedures. The party making a claim under this Article VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party”.

(a)     Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than sixty (60) days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is ICB, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.6(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.6(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. The Indemnifying Party and the Indemnified Party shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)     Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.6(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.6(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)     Direct Claims. Any claim by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to Bank’s personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d)     Tax Claims. The control of any claim, assertion, event or proceeding in respect of Taxes of ICB or Bank (including, but not limited to, any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in Article V) shall be governed exclusively by Article V hereof, except that any claim related to a breach of the representations and warranties contained in Section 3.8 shall be governed exclusively by this Article VIII.

Section 8.7     Payments; Indemnification Escrow Fund; and ESOP Escrow Fund.

(a)     Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VIII, the Indemnifying Party shall satisfy its obligations within ten (10) days of such agreement or such final, non-appealable adjudication by wire transfer of immediately available funds to the Indemnified Party; provided, however, any Losses payable to an ANC Indemnitee pursuant to Article V or Section 8.2 shall be satisfied (i) solely from the Indemnity Escrow Fund with respect to all Losses arising from Direct Claims, (ii) from the Indemnity Escrow Fund with respect to Losses arising from any Third Party Claims or ESOP Claims so long as funds remain in the Indemnity Escrow Fund, and (iii) to the extent that the amount of Losses with respect to any Third Party Claim or ESOP Claim exceeds the funds available in the Indemnity Escrow Fund, then Losses over and above the funds remaining in the Indemnity Escrow Fund shall be recoverable and paid for by ICB as provided above.

(b)     To secure and facilitate the payment of Losses by ICB pursuant to Article V or Section 8.2, on the Closing Date (i) ANC, ICB and an escrow agent mutually acceptable to ANC and ICB shall enter into an escrow agreement in the form of Exhibit A hereto (the “Indemnity Escrow Agreement”) under which an escrow account will be established as a source of payment for indemnification obligations of ICB, and (ii) ANC will deposit the sum of Two Million Two Hundred Thousand ($2,200,000) (the “Indemnity Escrow Fund”) into the escrow account to be held in accordance with the terms of the Indemnity Escrow Agreement.

(c)     To secure and facilitate the payment of Losses by Knocks pursuant to Section 8.4, on the Closing Date (i) ANC, Knocks and an escrow agent mutually acceptable to ANC and Knocks shall enter into an escrow agreement in the form of Exhibit B hereto (the “ESOP Escrow Agreement”) under which an escrow account will be established as the sole source of payment for indemnification obligations of Knocks under Section 8.4, and (ii) Knocks will deposit the sum of Five Hundred Thousand Dollars ($500,000) (the “ESOP Escrow Fund”) into the escrow account to be held in accordance with the terms of the ESOP Escrow Agreement, with such deposit of funds to occur no later than the date that is eighteen (18) months after the Closing Date. Any Losses payable to any ANC Indemnitee pursuant to Section 8.4 shall be satisfied solely from the ESOP Escrow Fund. If and to the extent that Knocks’ pro-rata portion of the Indemnity Escrow Fund equals or exceeds $500,000 as of the date that is eighteen (18) months from the Closing Date, the parties agree that that $500,000 may be held back and/or transferred, as determined by the parties, to establish the ESOP Escrow Fund in lieu of requiring a separate deposit by Knocks.

Section 8.8     Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.9     Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate, except to the extent knowledge of such inaccuracy is acknowledged in writing by the Indemnified Party prior to Closing, or by reason of the Indemnified Party’s waiver of any condition set forth in Section 7.2 or Section 7.3, as the case may be.

Section 8.10     Exclusive Remedies. Subject to Section 6.1(g) and Section 10.8, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in Article V and this Article VIII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in Article V and this Article VIII. Nothing in this Section 8.10 shall, however, limit any party’s right (a) to seek and obtain any equitable relief to which any party shall be entitled, (b) to seek any remedy on account of any party’s fraudulent, criminal or willful misconduct, or (c) to enforce the terms of the Non-Compete Agreement.

ARTICLE IX
TERMINATION, AMENDMENT AND WAIVER

Section 9.1     Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a)     by mutual written consent of ANC and ICB;

(b)     by ANC if there has been a material breach of any representation, warranty, covenant, undertaking or other agreement made by ICB or Bank in this Agreement, or any such representation or warranty shall have become untrue after the date of this Agreement, in each case such that the conditions set forth in Section 7.1 or Section 7.3 would not be satisfied and such breach or condition is not curable or, if curable, is not cured within thirty (30) days after written notice thereof is given by ANC to ICB; or

(c)     by ICB if there has been a material breach of any representation, warranty, covenant or other agreement made by ANC in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, in each case such that the conditions set forth in Section 7.1 or 7.2 would not be satisfied and such breach or condition is not curable or, if curable, is not cured within thirty 30) days or after written notice thereof is given by ICB to ANC; or

(d)     by either ANC or ICB if: (i) the Closing has not occurred on or prior to the close of business on May 31, 2020 (the “Termination Date”); provided, however, that in the event that the condition set forth in Section 7.1(c) has not been satisfied by the Termination Date, the Termination Date shall automatically be extended by sixty (60) days; provided, further, that the right to terminate this Agreement pursuant to this Section 9.1(d) shall not be available to any party whose failure to fulfill any of its obligations contained in this Agreement has been the cause of, or resulted in, the failure of the Closing to have occurred on or prior to the Termination Date; or (ii) any court or other Governmental Entity having jurisdiction over a party hereto shall have issued or enacted an Order or Law or taken any other action permanently enjoining, restraining or otherwise prohibiting or having the effect of making illegal the consummation of the transactions contemplated by this Agreement and such Order, Law or other action shall have become final and nonappealable.

The right of any party hereto to terminate this Agreement pursuant to this Section 9.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any Person controlling any such party or any of their respective officers or directors, and whether prior to or after the execution of this Agreement.

Section 9.2     Effect of Termination. In the event of termination of this Agreement by either ANC or ICB, as provided in Section 9.1, this Agreement shall forthwith become void, and there shall be no liability hereunder on the part of ANC, ICB or Bank or their respective officers or directors (except that Section 6.1(f) and Section 6.2, shall survive the termination of this Agreement); provided, however, that nothing contained in this Section 9.2 shall relieve any party hereto from any liability for any breach of a representation or warranty contained in this Agreement or the breach of any covenant contained in this Agreement.

Section 9.3     Amendment. This Agreement may be amended by the parties hereto, by or pursuant to action taken by their respective Boards of Directors, at any time before the Closing Date. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 9.4     Waiver. At any time prior to the Closing Date, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the covenants, agreements or conditions contained herein which may legally be waived. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE X
GENERAL PROVISIONS

Section 10.1     Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) when delivered personally (with written confirmation of receipt), (b) one Business Day after being delivered to a nationally recognized overnight courier, or (c) when sent via e-mail (with a confirmatory receipt) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)     if to ANC, to:

Ames National Corporation

405 5th Street

P.O. Box 846

Ames, Iowa 50010

Attention: John P. Nelson

E-mail: John.Nelson@AmesNational.com

with a copy to:

Nyemaster Goode, P.C.

700 Walnut, Suite 1600

Des Moines, IA 50309-3899

Attention: Mark C. Dickinson

                 Willard L. Boyd III

E-mail: mcd@nyemaster.com
wlb@nyemaster.com

(b)     if to ICB or Bank, to:

Iowa Community Bancorp, Inc.

120 SW 5th Street, Unit 901

Des Moines, IA 50309

Attention: Karl W. Knock

E-mail: knockfamily@gmail.com

with a copy to:

Davis Brown Law Firm

215 10th Street, Suite 1300

Des Moines, Iowa 50309

Attention: Robert A. Gamble

E-mail: beaugamble@davisbrownlaw.com

Eide Bailly LLP

666 Walnut Street, Suite 1450

Des Moines, Iowa 50309

Attention: Tim Breitbach

E-mail: tbreitbach@eidebailly.com

(c)     if to Knocks, to:

Karl W. Knock

120 SW 5th Street, Unit 901

Des Moines, IA 50309

E-mail: knockfamily@gmail.com

with a copy to:

Davis Brown Law Firm

215 10th Street, Suite 1300

Des Moines, Iowa 50309

Attention: Robert A. Gamble

E-mail: beaugamble@davisbrownlaw.com

Section 10.2     Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule, such reference shall be to a Section or Article of, or an Exhibit or Schedule attached to, this Agreement unless otherwise indicated. The Exhibits, Schedules and the ICB Letter and ANC Letter referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. The table of contents, table of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. For purposes of this Agreement, (a) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation,” (b) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole, and (c) the word “or” is not exclusive. The meaning assigned to each term defined herein shall be equally applicable to both the singular and plural forms of such term, and words denoting any gender shall include all genders. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 10.3     Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 10.4     Entire Agreement; No Third-Party Beneficiaries. This Agreement and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 10.5     Governing Law; Waiver of Jury Trial.

(a)     This Agreement shall be governed by and construed in accordance with the laws of the State of Iowa, without regard to the principles of conflict of laws thereof. All disputes between the parties relating to the subject matter of this Agreement shall be exclusively venued in a state or federal court located in Des Moines, Iowa.

(b)     EACH OF ANC, ICB, BANK AND KNOCKS HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANC, ICB OR Bank IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

Section 10.6     Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties.

Section 10.7     Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

Section 10.8     Enforcement of this Agreement. In addition to any remedy to which any party hereto is specifically entitled by the terms hereof, each party shall be entitled to pursue any other remedy available to it at Law or in equity in the event that any of the provisions of this Agreement were not performed in accordance with their terms or were otherwise breached. The parties hereto agree that irreparable damage would occur if any provisions of this Agreement were not performed in accordance with the terms hereof (and, more specifically, that irreparable damage would likewise occur if any of the transactions contemplated by this Agreement were not consummated), and, accordingly, that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the obligation of the parties hereto to consummate the transactions contemplated by this Agreement and the obligation of ANC to pay, and ICB to receive, the consideration payable to them pursuant to the transactions contemplated by this Agreement, in each case in accordance with the terms and subject to the conditions of this Agreement), this being in addition to any other remedy to which such party is entitled at Law or in equity. In the event that any action is brought in equity to enforce the provisions of this Agreement, no party hereto shall allege, and each party hereto hereby waives the defense or counterclaim, that there is an adequate remedy at law. Each party hereto further agrees that no other party hereto or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10.8, and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 10.9     Definitions. For purposes of this Agreement:

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Bank ESOP” means the Iowa State Savings Bank Employee Stock Ownership Plan.

“Business Day” means any day other than a Saturday or Sunday on which national banking associations are required to be open in Des Moines, Iowa.

“Code” means the Internal Revenue Code of 1986, as amended to date.

“Contract” means any contract, agreement, instrument, guarantee, indenture, note, deed, bond, mortgage, permit, franchise, concession, commitment, lease, indenture, license, legally binding arrangement, obligation or understanding, whether written or oral.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“FDIC” means the Federal Deposit Insurance Corporation.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Entity” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“ICB Debenture” means the floating rate junior subordinated deferrable interest debenture, due 2034, in the principal amount of $5,155,000 issued by ICB under the terms of the ICB Indenture to Wilmington Trust Company, as institutional trustee for Iowa Community Statutory Trust I.

“ICB Indenture” means the Indenture, dated as of September 20, 2004, between ICB and the Indenture Trustee pursuant to which ICB has issued the ICB Debenture to the Wilmington Trust Company, as institutional trustee for Iowa Community Statutory Trust I.

“Indenture Trustee” means Wilmington Trust Company in its capacity as trustee under the ICB Indenture, or any successor trustee appointed in accordance with the terms of the ICB Indenture.

“IRS” means the Internal Revenue Service.

“Knowledge of ANC” means the actual knowledge of the individuals identified in Section 10.9 of the ANC Letter, after due investigation.

“Knowledge of Bank” or “Knowledge of ICB” means the actual knowledge of the individuals identified in Section 10.9 of the ICB Letter after due investigation.

“Law” means any treaty, constitution, statute, law, code, common law, ordinance, rule, regulation, judgment or decree of any Governmental Entity.

“Losses” means liabilities, obligations, deficiencies, demands, judgments, damages, interest, fines, penalties, assessments, losses arising out of claims or causes of action, awards, costs and expenses (including costs of investigation and defense and attorneys’ and other professionals’ fees) or any diminution in value, whether or not involving a third-party claim.

“Material Adverse Effect” means, when used with respect to ANC or Bank, as the case may be, any event, occurrence, fact, condition, change, development or effect that has an adverse economic effect of $50,000 or more, or that individually, or when taken together with all other events, occurrences, facts, conditions, changes, developments or effects, is or could reasonably be expected to be materially adverse to (a) the business, assets, reputation, results of operations, liabilities (contingent or otherwise), condition (financial or otherwise) or results of operations of ANC or Bank, as the case may be, or (b) the ability of ANC or Bank, as the case may be, to consummate the transactions contemplated hereby; but excluding any event, occurrence, fact, condition, change, development or effect to the extent caused by (i) any changes in the United States or global economy or capital, financial or securities markets generally, (ii) changes in Laws or GAAP, or authoritative interpretation thereof after the date of this Agreement that affect the banking industry in general, (iii) the engagement by the United States in military hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (iv) changes in the industry in which ANC or Bank operates generally, (v) disclosure or consummation of the transactions contemplated hereby or actions expressly required by this Agreement in contemplation of the transactions contemplated hereby, or (vi) actions taken by Bank as required or authorized pursuant to this Agreement or at the direction or request of ANC including, but not limited, to the termination, suspension, modification or reduction of Bank’s relationship with any customer, vendor, supplier, distributor, landlord or employee, except in the case of each of clauses (i), (ii), (iii) and (iv) immediately above to the extent that any such event, occurrence, fact, condition, change, development or effect has a materially disproportionate impact on the business or the assets, reputation, liabilities, condition (financial or otherwise) or results of operations of ANC or Bank.

“Order” means judgment, order, writ, award, determination, stipulation, injunction (temporary or permanent) or decree entered by or with Governmental Entity.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.

“Post-Closing Tax Period” means any Tax Period beginning after the Closing Date and the portion of any Straddle Period after the Closing Date.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and the portion of any Straddle Period beginning before the Closing Date and ending on the Closing Date.

“Regulation O” means 12 C.F.R. Part 215, commonly known as Regulation O of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Related Person(s)” means (i) any Affiliate of ICB or Bank, or (ii) any current or director or officer of ICB or Bank.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Required Third-Party Consents” means the consent or approval of each counterparty to the Bank Contracts listed on Section 3.10(b) of the ICB Letter required in connection with the execution, delivery, or performance by Bank of this Agreement or the consummation of the transactions contemplated hereby.

“Specified Regulatory Approvals” means in connection with this Agreement and the transactions contemplated hereby each of the following:

(i)     the filing of a notice of acquisition with the Iowa Banking Division pursuant to Iowa Code section 524.1804;

(ii)     the filing of a notification to acquire an additional bank with the Federal Reserve Bank of Chicago and the Federal Reserve Bank’s approval of such notice; and

(iii)     if necessary, any approvals by the Federal Reserve Bank of the redemption of the ICB Debenture and the Trust Securities.

“Subsidiary” means any corporation, partnership, limited liability company, joint venture, trust, association or other entity of which Bank (either alone or through or together with any other Subsidiaries), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, limited liability company, joint venture, trust or other entity.

"Taxes" means (i) all federal, state, municipal or local taxes, charges, fees, imposts, levies or other assessments, including all income, gross receipts, alternative or add-on minimum, capital, goods and services sales, use, ad valorem, value added, transfer, franchise, profits, windfall profits, premium, environmental (including taxes under Section 59A of the Code), inventory, shares, license, withholding, payroll, employment, social security, unemployment, disability, excise, severance, stamp, occupation, property, unclaimed, escheatable property and estimated taxes, customs duties, registrations, fees, assessments and charges of any kind whatsoever; (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i), and (iii) any transferee liability in respect of any items described in clauses (i) or (ii) payable by reason of Contract, assumption, transferee liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under Law, including but not limited to as a result of being a member of an affiliated, consolidated, combined, unitary, aggregate or similar group for any taxable period) or otherwise.

“Taxing Authority” means the IRS and/or any other Governmental Entity responsible for the administration of any Tax.

"Tax Return" means any return, report or statement required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof) including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes Bank or any of its Affiliates.

“Trust Securities” means the common securities and capital securities issued by Iowa Community Statutory Trust I under the terms of the Declaration of Trust of Iowa Community Statutory Trust I, dated September 20, 2004.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

AMES NATIONAL CORPORATION

By:                 /s/ John P. Nelson

Name: John P. Nelson

Title:    President

IOWA STATE SAVINGS BANK

By:                  /s/ Karl W. Knock

Name: Karl W. Knock

Title:    Chairman

IOWA COMMUNITY BANCORP, INC.

By:                  /s/ Karl W. Knock

Name: Karl W. Knock

Title:    President

KNOCKS

                         /s/ Karl W. Knock

Karl W. Knock

                         /s/ Janet R. Knock

Janet R. Knock

[Signature Page to Stock Purchase Agreement]

SCHEDULE 1.2

CALCULATION OF CLOSING DATE PAYMENT

AND PURCHASE PRICE

The parties acknowledge and agree that the Closing Date Payment and the Purchase Price shall be determined in accordance with the following calculation, including any adjustments required by the terms of this Agreement, utilizing numbers from Bank’s financial statements prepared (i) as of the end of the month immediately preceding the Closing Date with respect to the Closing Date Payment, and (ii) as of the Closing Date with respect to the Purchase Price.

The calculation set forth below utilizes numbers from Bank’s financial statements prepared as of June 30, 2019 for illustrative purposes only.1

1.     Determine Purchase Price for Base Capital

Total assets from Call Report	$207,125,000
Less intangible assets	(1,002,000)
Less intangible assets of Iowa Comm. Financial	(59,000)
Less Iowa Comm. Financial carrying amount	(306,000)
Less unrealized gains on investment securities	(200,000)
Adjusted assets	205,558,000
Times base capital percentage (fixed number)	8%
Base capital	16,444,640
Times applicable multiple (fixed number)	1.25
Purchase price for base capital	$20,555,800

2.     Determine Excess Capital

Total bank capital from Financial Statement	$19,546,000
Less intangible assets	(1,061,000)
Less Iowa Comm. Financial	(306,000)
Less unrealized gains on investment securities	(189,000)
Adjusted capital	17,990,000
Subtract base capital (from above)	16,444,640
Excess capital	$1,545,360

S-1

3.     Determine Total Purchase Price by Adjusting for Excess Capital

Purchase price for base capital (from above)	$20,555,800
Add excess capital (from above) at dollar for dollar	1,545,360
Total indicated purchase price	$22,101,160
Iowa franchise tax payable account	4,000
Less Iowa franchise deferred tax asset	(14,006)
Settlement for Bank transaction	$22,091,154

4.	Funds to redeem ICB Debenture and Trust Securities	$	(TBD)
5.	Funds to Escrow Agent		$2,200,000
6.	Funds to Seller	$	(TBD)

The above computation does not include all adjustments that may be required by the terms of the Agreement, including but not limited to:

a)	Adjustment for deferred compensation to discount rate of 5.5%;

b)	Adjustment for PTO liability; and

c)	Adjustment for transfer of split dollar Bank-owned life insurance policies.

S-2

EXHIBIT A

Form of Indemnity Escrow Agreement

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (the “Agreement”) is made on the date of execution hereof, by and among Iowa Community Bancorp, Inc. (“ICB”), Ames National Corporation (“ANC”), and _____________________ (“Escrow Agent”).

RECITALS:

A.      ANC has agreed to acquire from ICB all of the issued and outstanding shares of common stock (the “Bank Stock”) of Iowa State Savings Bank (“Bank”) under the terms of the Stock Purchase Agreement by and among ANC, ICB, Bank and the majority shareholders of ICB dated July 29, 2019 (the “Stock Purchase Agreement”); and

B.     Section 8.7(b) of the Stock Purchase Agreement requires that a portion of the purchase price for the Bank Stock be placed in escrow subject to the terms and conditions of this Agreement; and

C.     The Escrow Agent intends to serve as escrow agent upon the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the Recitals, which are a part of this Agreement, and the mutual covenants and agreements herein contained, it is agreed by and among the parties hereto as follows:

1.     Escrow Funds. In order to provide a source of funds to satisfy the indemnification obligations of ICB under Section 8.2 of the Stock Purchase Agreement ANC does hereby deposit with the Escrow Agent the sum of Two Million Two Hundred Thousand Dollars ($2,200,000) (the “Escrow Funds”) to be held, invested and disbursed by the Escrow Agent as herein set forth.

2.     Investment of Funds. The Escrow Funds shall be invested in the Escrow Agent’s trust money market at a variable rate, which is mutually agreed upon by ANC and ICB with the Escrow Agent. The Escrow Agent is authorized to liquidate in accordance with its customary procedures any portion of the Escrow Funds consisting of investments to provide for payments required to be made under this Agreement. All parties acknowledge that the Escrow Funds will exceed FDIC insurance limits and that some, or all, of the funds will be uninsured deposits.

3.     Payment of Claims. In the event, prior to the Escrow Termination Date (as defined below), ANC determines that an event has occurred that would permit indemnity by ICB under Section 8.2 of the Stock Purchase Agreement, ANC may give notice in writing to the Escrow Agent (a “Claim”), that sets forth a description of the Claim and the amount to be paid to ANC by the Escrow Agent. A copy of the Claim shall also be given to ICB. ICB shall have thirty (30) days following the giving of the Claim to object to the Claim by giving written notice of such objection and the reasons therefor (an “Objection”) to the Escrow Agent with a copy to ANC. If such Objection is not timely given to the Escrow Agent and ANC, the Escrow Agent shall pay the amount of the Claim from the Escrow Funds to ANC.

In the event the Escrow Agent receives a timely Objection to a Claim, the Escrow Agent shall retain the Escrow Funds until:

(a) the Escrow Agent receives a final judgment or directive from a court of competent jurisdiction directing that the amount of the Claim or any portion thereof be paid to ANC from the Escrow Funds; or

(b) the Escrow Agent receives written instructions executed by ANC and ICB directing that all or any portion of the Escrow Funds be paid to ANC.

Upon payment of such funds under Section 3(a) or 3(b) above, any remaining Escrow Funds shall be retained by the Escrow Agent until released in accordance with the terms of this Agreement.

4.     Termination. In the event on or before ______________, 202___ (the “Escrow Termination Date”), no notice of a Claim has been received by the Escrow Agent, or the Escrow Agent has been notified in writing by ANC and ICB that all Claims have been resolved, the Escrow Agent shall pay all remaining Escrow Funds, plus any accrued interest thereon, to ICB. In the event on or before the Escrow Termination Date the Escrow Agent has received notice of one or more Claims and a timely Objection by ICB, the Escrow Agent shall retain the Escrow Funds, or such portion thereof as ANC and ICB may agree is required to satisfy the Claim(s), until such time as provided in Section 3(a) or 3(b). Notwithstanding the foregoing, if and to the extent that Karl W. and Janet R. Knocks (“Knocks”) pro-rata portion of the Escrow Funds equals or exceeds $500,000 as of the Escrow Termination Date, the parties agree that that $500,000 may be held back and/or transferred, as mutually determined by the parties and Knocks, to establish the ESOP Escrow Fund, as defined in Section 8.7(c) of the Stock Purchase Agreement, in lieu of requiring a separate deposit by Knocks.

5.     Duties of the Escrow Agent.

(a)     The Escrow Agent shall not be under any duty to give the Escrow Funds held hereunder any greater degree of care than it gives its own similar property and shall not be required to invest any Escrow Funds held hereunder, except as directed in this Agreement. Uninvested Escrow Funds held hereunder shall not earn or accrue interest.

(b)     The Escrow Agent shall not be liable for actions or omissions hereunder, except for its own gross negligence or willful misconduct and, except with respect to claims based upon such gross negligence or willful misconduct that are successfully asserted against the Escrow Agent, the other parties hereto shall jointly and severally indemnify and hold harmless the Escrow Agent (and any successor Escrow Agent) from and against any and all losses, liabilities, claims, actions, damages and expenses, including reasonable attorneys' fees and expenses, arising out of and in connection with this Agreement. Without limiting the foregoing, the Escrow Agent shall in no event be liable in connection with its investment or reinvestment of any Escrow Funds held by it hereunder in good faith, in accordance with the terms hereof, including, without limitation, any liability for any delays (not resulting from its gross negligence or willful misconduct) in the investment or reinvestment of the Escrow Funds or any loss of interest incident to any such delays. This Section 5(b) shall survive notwithstanding any termination of this Agreement or the resignation of the Escrow Agent.

(c)     The Escrow Agent shall be entitled to rely upon any order, judgment, certification, demand, notice, instrument or other writing delivered to it hereunder without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity of the service thereof. The Escrow Agent may act in reliance upon any instrument or signature believed by it to be genuine and may assume that the person purporting to make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so. The Escrow Agent may conclusively presume that the undersigned representative of any party hereto which is an entity other than a natural person has full power and authority to instruct the Escrow Agent on behalf of that party unless written notice to the contrary is delivered to the Escrow Agent.

(d)     The Escrow Agent may act pursuant to the advice of counsel with respect to any matter relating to this Agreement and shall not be liable for any action taken or omitted by it in good faith in accordance with such advice.

(e)     The Escrow Agent has no interest in the Escrow Funds deposited hereunder but is serving as escrow holder only and has only possession thereof. Any payments of income from the Escrow Funds shall be subject to withholding regulations then in force with respect to United States and Iowa state taxes. The parties hereto will provide the Escrow Agent with appropriate Internal Revenue Service Forms W-9 for tax identification number certification, or nonresident alien certifications. This Section 5(e) shall survive notwithstanding any termination of this Agreement or the resignation of the Escrow Agent.

(f)     The Escrow Agent makes no representation as to the validity, value, genuineness or collectability of any security or other document or instrument held by or delivered to it.

(g)     The Escrow Agent shall not be called upon to advise any party as to the sale, retention, or other action with respect to any securities or other property deposited hereunder.

(h)     The Escrow Agent (and any successor Escrow Agent) may at any time resign as such by delivering the Escrow Funds to any successor Escrow Agent jointly designated by the other parties hereto in writing, or to any court of competent jurisdiction, whereupon the Escrow Agent shall be discharged of and from any and all further obligations arising in connection with this Agreement. The resignation of the Escrow Agent will take effect on the earlier of (i) the appointment of a successor (including a court of competent jurisdiction) or (ii) the day which is thirty (30) days after the date of delivery of its written notice of resignation to the other parties hereto. If, at that time, the Escrow Agent has not received a designation of a successor Escrow Agent, the Escrow Agent's sole responsibility after that time shall be to retain and safeguard the Escrow Funds until receipt of a designation of successor Escrow Agent or a joint written disposition instruction by the other parties hereto or a final, nonappealable order of a court of competent jurisdiction.

(i)     The Escrow Agent may at any time file an equitable action of interpleader in the Iowa District Court in Story County, Iowa, and deposit the Escrow Funds with the Court. Upon deposit of the Escrow Funds with the Court, the Escrow Agent shall be released of and from any further obligations arising in connection with this Agreement.

(j)     ANC and ICB shall pay the Escrow Agent compensation (as payment in full) for the services to be rendered by the Escrow Agent hereunder in the amount of ______ dollars ($______) at the time of execution of this Agreement and agree to reimburse the Escrow Agent for all reasonable expenses incurred by the Escrow Agent in performance of its duties hereunder (including reasonable attorneys’ fees). Any such compensation and reimbursement to which the Escrow Agent is entitled shall be borne fifty percent (50%) by ANC and fifty percent (50%) by ICB. Any fees or expenses of the Escrow Agent or its attorneys that are not paid as provided for herein may be taken from the Escrow Funds.

6.     Limited Responsibility. This Agreement expressly sets forth all the duties of the Escrow Agent with respect to any and all matters pertinent hereto. No implied duties or obligations shall be read into this Agreement against the Escrow Agent. The Escrow Agent shall not be bound by the provisions of any agreement among the other parties hereto except this Agreement.

7.     Ownership for Tax Purposes. ICB agrees that, for purposes of federal, state and other taxes based on income, ICB will be treated as the owner of the Escrow Funds and that ICB will report all income, if any, that is earned on, or derived from, the Escrow Funds as income in the taxable year or years in which such income is properly includible and pay any taxes attributable thereto.

8.     Notices.

All notices, consents, waivers and other communications required or permitted under this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand, (b) delivered by a nationally recognized overnight courier service (costs prepaid), (c) sent by facsimile or e-mail (with confirmation by the transmitting equipment), or (d) received by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, facsimile numbers or email addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile, email address or person as a party may designate by notice to the other parties):

  ICB:                                  Iowa Community Bancorp, Inc.

120 SW 5th Street, Unit 901

Des Moines, IA 50309

Attention: Karl W. Knock

E-mail: knockfamily@gmail.com

with a copy to:                   Davis Brown Law Firm

215 10th Street, Suite 1300

Des Moines, Iowa 50309

Attention: Robert A. Gamble

Facsimile: 515-471-7946

E-mail: beaugamble@davisbrownlaw.com

ANC:                                  Ames National Corporation

405 5th Street

P.O. Box 846

Ames, Iowa 50010

Attention: John P. Nelson

Facsimile: ____________________

E-mail: John.Nelson@AmesNational.com

with a copy to:                    Nyemaster Goode, P.C.

700 Walnut, Suite 1600

Des Moines, IA 50309-3899

Attention: Willard L. Boyd III

Facsimile: (515) 283-3108

E-mail: wlb@nyemaster.com

Escrow Agent:                   ________________________________

________________________________

________________________________

________________________________

Ph:_______________ Fax:_______________

E-mail:__________________________

9.     Jurisdiction; Service of Process. Any proceeding arising out of or relating to this Agreement may be brought in the Iowa District Court for Story County, Iowa, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of Iowa, and each of the parties irrevocably submits to the jurisdiction of such court in any such proceeding and waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the proceeding shall be heard and determined only in such court and agrees not to bring any proceeding arising out of or relating to this Agreement in any other court. Process in any proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

10.     Execution of Agreement. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile or email shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or email shall be deemed to be their original signatures for any purposes whatsoever.

11.     Section Headings, Construction. The headings of sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. The parties have each negotiated the terms hereof, reviewed this Agreement carefully, and discussed it with their respective counsel. It is the intent of the parties that each word, phrase, and sentence and other part hereof shall be given as plain meaning, and that rules of interpretation or construction of contracts that construe any ambiguity of any part hereof against the drafter, by virtue of being the drafter, shall not apply.

12.     Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party, (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given, and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

13.     Entire Agreement and Modification. This Agreement supersedes all prior agreements among the parties with respect to its subject matter and constitutes a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by ANC, ICB and the Escrow Agent.

14.     Defined Terms. Terms defined in the Stock Purchase Agreement that are not otherwise defined herein shall have the same meaning as defined in the Stock Purchase Agreement.

15.     Survival of Rights. The rights of the Escrow Agent and the obligations of indemnification provided herein by ANC and ICB shall survive the termination of this Agreement.

16.     Applicable Law. This Agreement shall be governed in all respects by the laws of the State of Iowa.

17.     Benefits. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the parties.

18.     WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed this ____ day of __________, 2019.

ESCROW AGENT:	ANC:

________________________	Ames National Corporation

By:_________________________________	By:_________________________________
Name:______________________________	Name:______________________________
Title:_______________________________	Title:_______________________________

ICB: Iowa Community Bancorp, Inc. By:_________________________________ Name:______________________________ Title:_______________________________

EXHIBIT B

Form of ESOP Escrow Agreement

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (the “Agreement”) is made on the date of execution hereof, by and among Karl W. Knock and Janet R. Knock (“Knocks”), Ames National Corporation (“ANC”), and _____________________ (“Escrow Agent”).

RECITALS:

A.      ANC has agreed to acquire from Iowa Community Bancorp, Inc. (“ICB”) all of the issued and outstanding shares of common stock (the “Bank Stock”) of Iowa State Savings Bank (“Bank”) under the terms of the Stock Purchase Agreement by and among ANC, ICB, Bank and Knocks dated July 29, 2019 (the “Stock Purchase Agreement”); and

B.     Section 8.7(c) of the Stock Purchase Agreement requires that Knocks deposit funds in escrow subject to the terms and conditions of this Agreement; and

C.     The Escrow Agent intends to serve as escrow agent upon the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the Recitals, which are a part of this Agreement, and the mutual covenants and agreements herein contained, it is agreed by and among the parties hereto as follows:

1.     Escrow Funds. In order to provide the sole source of funds to satisfy the indemnification obligations of Knocks under Section 8.4 of the Stock Purchase Agreement, Knocks agree, jointly and severally, to provide the Escrow Agent with a sum of Five Hundred Thousand Dollars ($500,000) (the “Escrow Funds”) no later than the date that is eighteen (18) months after the Closing Date, with the Escrow Funds to be held, invested and disbursed by the Escrow Agent as herein set forth.

2.     Investment of Funds. The Escrow Funds shall be invested in the Escrow Agent’s trust money market at a variable rate, which is mutually agreed upon by ANC and Knocks with the Escrow Agent. The Escrow Agent is authorized to liquidate in accordance with its customary procedures any portion of the Escrow Funds consisting of investments to provide for payments required to be made under this Agreement. All parties acknowledge that the Escrow Funds will exceed FDIC insurance limits and that some, or all, of the funds will be uninsured deposits.

3.     Payment of Claims. In the event, prior to the Escrow Termination Date (as defined below), ANC determines that an event has occurred that would permit indemnity by Knocks under Section 8.4 of the Stock Purchase Agreement, ANC may give notice in writing to the Escrow Agent (a “Claim”), that sets forth a description of the Claim and the amount to be paid to ANC by the Escrow Agent. A copy of the Claim shall also be given to Knocks. Knocks shall have thirty (30) days following the giving of the Claim to object to the Claim by giving written notice of such objection and the reasons therefor (an “Objection”) to the Escrow Agent with a copy to ANC. If such Objection is not timely given to the Escrow Agent and ANC, the Escrow Agent shall pay the amount of the Claim from the Escrow Funds to ANC.

In the event the Escrow Agent receives a timely Objection to a Claim, the Escrow Agent shall retain the Escrow Funds until:

(a) the Escrow Agent receives a final judgment or directive from a court of competent jurisdiction directing that the amount of the Claim or any portion thereof be paid to ANC from the Escrow Funds; or

(b) the Escrow Agent receives written instructions executed by ANC and Knocks directing that all or any portion of the Escrow Funds be paid to ANC.

Upon payment of such funds under Section 3(a) or 3(b) above, any remaining Escrow Funds shall be retained by the Escrow Agent until released in accordance with the terms of this Agreement.

4.     Termination. In the event on or before ______________, 202___ (the “Escrow Termination Date”), no notice of a Claim has been received by the Escrow Agent, or the Escrow Agent has been notified in writing by ANC and Knocks that all Claims have been resolved, the Escrow Agent shall pay all remaining Escrow Funds, plus any accrued interest thereon, to Knocks. In the event on or before the Escrow Termination Date the Escrow Agent has received notice of one or more Claims and a timely Objection by Knocks, the Escrow Agent shall retain the Escrow Funds, or such portion thereof as ANC and Knocks may agree is required to satisfy the Claim(s), until such time as provided in Section 3(a) or 3(b).

5.     Duties of the Escrow Agent.

(a)     The Escrow Agent shall not be under any duty to give the Escrow Funds held hereunder any greater degree of care than it gives its own similar property and shall not be required to invest any Escrow Funds held hereunder, except as directed in this Agreement. Uninvested Escrow Funds held hereunder shall not earn or accrue interest.

(b)     The Escrow Agent shall not be liable for actions or omissions hereunder, except for its own gross negligence or willful misconduct and, except with respect to claims based upon such gross negligence or willful misconduct that are successfully asserted against the Escrow Agent, the other parties hereto shall jointly and severally indemnify and hold harmless the Escrow Agent (and any successor Escrow Agent) from and against any and all losses, liabilities, claims, actions, damages and expenses, including reasonable attorneys' fees and expenses, arising out of and in connection with this Agreement. Without limiting the foregoing, the Escrow Agent shall in no event be liable in connection with its investment or reinvestment of any Escrow Funds held by it hereunder in good faith, in accordance with the terms hereof, including, without limitation, any liability for any delays (not resulting from its gross negligence or willful misconduct) in the investment or reinvestment of the Escrow Funds or any loss of interest incident to any such delays. This Section 5(b) shall survive notwithstanding any termination of this Agreement or the resignation of the Escrow Agent.

(c)     The Escrow Agent shall be entitled to rely upon any order, judgment, certification, demand, notice, instrument or other writing delivered to it hereunder without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity of the service thereof. The Escrow Agent may act in reliance upon any instrument or signature believed by it to be genuine and may assume that the person purporting to make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so. The Escrow Agent may conclusively presume that the undersigned representative of any party hereto which is an entity other than a natural person has full power and authority to instruct the Escrow Agent on behalf of that party unless written notice to the contrary is delivered to the Escrow Agent.

(d)     The Escrow Agent may act pursuant to the advice of counsel with respect to any matter relating to this Agreement and shall not be liable for any action taken or omitted by it in good faith in accordance with such advice.

(e)     The Escrow Agent has no interest in the Escrow Funds deposited hereunder but is serving as escrow holder only and has only possession thereof. Any payments of income from the Escrow Funds shall be subject to withholding regulations then in force with respect to United States and Iowa state taxes. The parties hereto will provide the Escrow Agent with appropriate Internal Revenue Service Forms W-9 for tax identification number certification, or nonresident alien certifications. This Section 5(e) shall survive notwithstanding any termination of this Agreement or the resignation of the Escrow Agent.

(f)     The Escrow Agent makes no representation as to the validity, value, genuineness or collectability of any security or other document or instrument held by or delivered to it.

(g)     The Escrow Agent shall not be called upon to advise any party as to the sale, retention, or other action with respect to any securities or other property deposited hereunder.

(h)     The Escrow Agent (and any successor Escrow Agent) may at any time resign as such by delivering the Escrow Funds to any successor Escrow Agent jointly designated by the other parties hereto in writing, or to any court of competent jurisdiction, whereupon the Escrow Agent shall be discharged of and from any and all further obligations arising in connection with this Agreement. The resignation of the Escrow Agent will take effect on the earlier of (i) the appointment of a successor (including a court of competent jurisdiction) or (ii) the day which is thirty (30) days after the date of delivery of its written notice of resignation to the other parties hereto. If, at that time, the Escrow Agent has not received a designation of a successor Escrow Agent, the Escrow Agent's sole responsibility after that time shall be to retain and safeguard the Escrow Funds until receipt of a designation of successor Escrow Agent or a joint written disposition instruction by the other parties hereto or a final, nonappealable order of a court of competent jurisdiction.

(i)     The Escrow Agent may at any time file an equitable action of interpleader in the Iowa District Court in Story County, Iowa, and deposit the Escrow Funds with the Court. Upon deposit of the Escrow Funds with the Court, the Escrow Agent shall be released of and from any further obligations arising in connection with this Agreement.

(j)     ANC and Knocks shall pay the Escrow Agent compensation (as payment in full) for the services to be rendered by the Escrow Agent hereunder in the amount of ______ dollars ($______) at the time of deposit of the Escrow Funds and agree to reimburse the Escrow Agent for all reasonable expenses incurred by the Escrow Agent in performance of its duties hereunder (including reasonable attorneys’ fees). Any such compensation and reimbursement to which the Escrow Agent is entitled shall be borne fifty percent (50%) by ANC and fifty percent (50%) by Knocks. Any fees or expenses of the Escrow Agent or its attorneys that are not paid as provided for herein may be taken from the Escrow Funds.

6.     Limited Responsibility. This Agreement expressly sets forth all the duties of the Escrow Agent with respect to any and all matters pertinent hereto. No implied duties or obligations shall be read into this Agreement against the Escrow Agent. The Escrow Agent shall not be bound by the provisions of any agreement among the other parties hereto except this Agreement.

7.     Ownership for Tax Purposes. Knocks agree that, for purposes of federal, state and other taxes based on income, Knocks will be treated as the owner of the Escrow Funds and that Knocks will report all income, if any, that is earned on, or derived from, the Escrow Funds as income in the taxable year or years in which such income is properly includible and pay any taxes attributable thereto.

8.     Notices.

All notices, consents, waivers and other communications required or permitted under this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand, (b) delivered by a nationally recognized overnight courier service (costs prepaid), (c) sent by facsimile or e-mail (with confirmation by the transmitting equipment), or (d) received by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, facsimile numbers or email addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile, email address or person as a party may designate by notice to the other parties):

Knocks:                              Karl W. Knock and Janet R. Knock

120 SW 5th Street, Unit 901

Des Moines, IA 50309

E-mail: knockfamily@gmail.com

with a copy to:                   Davis Brown Law Firm

215 10th Street, Suite 1300

Des Moines, Iowa 50309

Attention: Robert A. Gamble

Facsimile: 515-471-7946

E-mail: beaugamble@davisbrownlaw.com

ANC:                                  Ames National Corporation

405 5th Street

P.O. Box 846

Ames, Iowa 50010

Attention: John P. Nelson

Facsimile: ____________________

E-mail: John.Nelson@AmesNational.com

with a copy to:                   Nyemaster Goode, P.C.

700 Walnut, Suite 1600

Des Moines, IA 50309-3899

Attention: Willard L. Boyd III

Facsimile: (515) 283-3108

E-mail: wlb@nyemaster.com

Escrow Agent:                   ________________________________

________________________________

________________________________

________________________________

Ph:_______________ Fax:_______________

E-mail:__________________________

9.     Jurisdiction; Service of Process. Any proceeding arising out of or relating to this Agreement may be brought in the Iowa District Court for Story County, Iowa, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of Iowa, and each of the parties irrevocably submits to the jurisdiction of such court in any such proceeding and waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the proceeding shall be heard and determined only in such court and agrees not to bring any proceeding arising out of or relating to this Agreement in any other court. Process in any proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

10.     Execution of Agreement. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile or email shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or email shall be deemed to be their original signatures for any purposes whatsoever.

11.     Section Headings, Construction. The headings of sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. The parties have each negotiated the terms hereof, reviewed this Agreement carefully, and discussed it with their respective counsel. It is the intent of the parties that each word, phrase, and sentence and other part hereof shall be given as plain meaning, and that rules of interpretation or construction of contracts that construe any ambiguity of any part hereof against the drafter, by virtue of being the drafter, shall not apply.

12.     Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party, (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given, and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

13.     Entire Agreement and Modification. This Agreement supersedes all prior agreements among the parties with respect to its subject matter and constitutes a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by ANC, Knocks and the Escrow Agent.

14.     Defined Terms. Terms defined in the Stock Purchase Agreement that are not otherwise defined herein shall have the same meaning as defined in the Stock Purchase Agreement.

15.     Survival of Rights. The rights of the Escrow Agent and the obligations of indemnification provided herein by ANC and Knocks shall survive the termination of this Agreement.

16.     Applicable Law. This Agreement shall be governed in all respects by the laws of the State of Iowa.

17.     Benefits. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the parties.

18.     WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed this ____ day of __________, 2019.

ESCROW AGENT:	ANC:

________________________	Ames National Corporation

By:_________________________________	By:_________________________________
Name:______________________________	Name:______________________________
Title:_______________________________	Title:_______________________________

KNOCKS:

____________________________________

Karl W. Knock

____________________________________

Janet R. Knock

EXHIBIT C

Form of Non-Compete and Non-Solicitation Agreement

NON-COMPETE AND NON-SOLICITATION AGREEMENT

This Non-Compete and Non-Solicitation Agreement (“Agreement”) effective as of ____________________, 2019, is made and entered into by and between Ames National Corporation, an Iowa corporation (“ANC”), Iowa Community Bancorp, Inc., an Iowa corporation (“ICB”), and Karl W. Knock, the principal shareholder of ICB (“Knock”, and together with ICB, the “ICB Parties”).

RECITALS

WHEREAS, ANC, Iowa State Savings Bank, an Iowa state chartered bank (“Bank”), and ICB are parties to the Stock Purchase Agreement dated as of July 29, 2019 (the “Purchase Agreement”) providing for the purchase by ANC of the Bank Stock from ICB; and

WHEREAS, as a condition to closing of the transactions contemplated by the Purchase Agreement, the ICB Parties are required to enter into and deliver this Agreement for purposes of agreeing to certain non-competition and non-solicitation covenants in favor of ANC; and

WHEREAS, ANC and the ICB Parties intend to enter into this Agreement to establish the terms and conditions of such non-competition and non-solicitation covenants.

NOW, THEREFORE, in consideration of the mutual agreements contained herein, the parties hereto agree as follows:

1.     Defined Terms. Any capitalized terms used but not defined herein shall have the meanings given to such terms in the Purchase Agreement.

2.     Non-Competition. For a period of two (2) years commencing on the Closing Date (the “Restricted Period”), the ICB Parties shall not, and shall not permit any of their Affiliates to, directly or indirectly, (i) engage in or assist any Person in engaging in the business of commercial or retail banking (the “Restricted Business”) at any location within a one hundred (100) mile radius of Creston, Iowa (the “Territory”); (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between Bank and customers or suppliers of Bank. Notwithstanding the foregoing the ICB Parties or their Affiliates may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if the ICB Parties or such Affiliate is not a controlling person of, or a member of a group which controls, such Person and does not, directly or indirectly, own five percent (5%) or more of any class of securities of such Person.

3.     Non-Solicitation. During the Restricted Period, the ICB Parties shall not, and shall not permit any of their Affiliates to, directly or indirectly:

(a)     hire or solicit any employee of Bank or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 3(a) shall prevent the ICB Parties or any of their Affiliates from hiring (i) any employee whose employment has been terminated by Bank; or (ii) after 180 days from the date of termination of employment, any employee whose employment with Bank has been terminated by the employee; or

(b)     solicit or entice, or attempt to solicit or entice, any clients or customers of Bank or potential clients or customers of Bank for purposes of diverting their business or services from Bank.

4.     Enforcement. The ICB Parties acknowledge that a breach or threatened breach of this Agreement would give rise to irreparable harm to ANC, for which monetary damages would not be an adequate remedy, and hereby agree that in the event of a breach or a threatened breach by the ICB Parties of any such obligations, ANC shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

5.     Modification. The ICB Parties acknowledge that the restrictions contained in this Agreement are reasonable and necessary to protect the legitimate interests of ANC and constitute a material inducement to ANC to enter into the Purchase Agreement and consummate the transactions contemplated by the Purchase Agreement. In the event that any covenant contained in this Agreement should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Agreement and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

6.     Applicable Law and Venue. This Agreement shall be governed by and construed under the laws of the State of Iowa. Each of the parties hereby irrevocably submits to the non-exclusive jurisdiction of the Iowa District court sitting in Des Moines, Iowa or the U.S. District Court for the Southern District of Iowa, Central Division, in any action or proceeding arising out of or relating to this Agreement, and each party hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in any such United States Federal or Iowa District court. Each of the parties irrevocably waives any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any such action or proceedings in such respective jurisdictions. Each of the parties irrevocably consents to the service of any and all process in any such action or proceeding brought in any court in or of the State of Iowa by the delivery of copies of such process to each party at its address specified for notices to be given hereunder or by certified mail directed to such address.

7.     Entire Agreement; Modifications. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof. This Agreement may be modified or amended only by a writing signed by ANC and the ICB Parties.

8.     Notice. All notices required or permitted under this Agreement must be given in writing, reference this Agreement and will be deemed delivered and given: (a) upon personal delivery to the party to be notified; (b) when sent by facsimile with confirmation of receipt; (c) on the date received if sent by registered or certified U.S. mail, return receipt requested, postage and charges prepaid; or (d) one business day after deposit with a nationally-recognized commercial overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the following addresses (or at such other address for a party as shall be specified by like notice):

If to ANC:	If to ICB:

Ames National Corporation	Iowa Community Bancorp, Inc.
405 5th Street	401 W. Adams
P.O. Box 846	Creston, Iowa 50801
Ames, Iowa 50125	Attention:_____________________
Attention: President	Telephone:_____________________
Telephone: (515) 232-5561	Facsimile:_____________________
Facsimile: (515) 232-5778

If to Knock:

Karl W. Knock 120 SW 5th Street, Unit 901 Des Moines, IA 50309 E-mail: knockfamily@gmail.com

Each notice given shall be deemed delivered and effective on the date of actual delivery thereof. Each party may change its address for notice by giving notice thereof in the manner provided above.

9.     Counterparts.     This Agreement may be executed in one or more counterparts, and any party to this Agreement may execute and deliver this Agreement by executing and delivering any of such counterparts, each of which when executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile or electronic mail transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or electronic mail shall be deemed to be their original signatures for all purposes.

10.     WAIVER OF JURY TRIAL. Each of the parties to this Agreement hereby irrevocably and unconditionally waives all right to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement.

[Remainder of page intentionally left blank - signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first set forth above.

AMES NATIONAL CORPORATION	IOWA COMMUNITY BANCORP, INC.

By:_________________________________	By:_________________________________

Name:______________________________	Name:______________________________

Title:_______________________________	Title:_______________________________

____________________________________ Karl W. Knock, Individually

                     [Signature page to Non-Compete and Non-Solicitation Agreement]

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